EXHIBIT 10.1

Execution Copy

PURCHASE AGREEMENT

by and among

FCSTONE GROUP, INC.,

HANLEY GROUP HOLDINGS, LLC d/b/a HANLEY GROUP CAPITAL,

HGC TRADING, LLC,

HGC ASSET MANAGEMENT, LLC,

HGC ADVISORY SERVICES, LLC,

HANLEY ALTERNATIVE TRADE GROUP, LLC.,

HGC OFFICE SERVICES, LLC,

GEORGE P. HANLEY,

GEORGE P. HANLEY TRUST

and

GEORGE P. HANLEY GRAT

dated as of July 2, 2010

i

(continued)

(continued)

(continued)

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT is entered into as of July 2, 2010, by and among FCSTONE GROUP, INC., a Delaware corporation (the “Purchaser”); HANLEY GROUP HOLDINGS, LLC, a Delaware limited liability company doing business as HANLEY GROUP CAPITAL (the “Seller”); HGC TRADING, LLC, a Delaware limited liability company (“HGC Trading”); HGC ASSET MANAGEMENT, LLC, a Delaware a limited liability company (“HGC Asset Management”); HGC ADVISORY SERVICES, LLC, a Delaware limited liability company (“HGC Advisory Services”); HANLEY ALTERNATIVE TRADE GROUP, LLC, a Delaware limited liability company (“Hanley Alternative Trade”); HGC OFFICE SERVICES, LLC, a Delaware limited liability company (“HGC Office Services”, and together with HGC Trading, HGC Asset Management, HGC Advisory Services and Hanley Alternative Trade, the “Companies” and each a “Company”); GEORGE P. HANLEY (“Hanley”); GEORGE P. HANLEY TRUST under the Trust Agreement dated as of December 11, 1998 (the “Trust”); and GEORGE P. HANLEY GRAT under the Trust Agreement dated as of June 1, 2005 (the “GRAT”).

RECITALS

A. The Companies are currently engaged in the following businesses (the “Businesses”): (i) acting as market makers and dealers in exchange traded options and futures on soft commodities; (ii) executing and trading derivatives on soft commodities in the over the counter market; and (iii) providing advisory services with respect to the foregoing.

B. The Seller is currently the record and beneficial owner of the following membership interests (the “Interests”): (i) all of the outstanding membership interests in each of the Companies, (ii) all of the interests in HGC Trading, LLC- Electronic Series (the “Electronic Series”); HGC Trading, LLC- Floor Series (the “Floor Series”); and HGC Trading, LLC- HGC Commodities Derivatives Trading Series (the “Derivative Series”); each of which is a series of HGC Trading; and (iii) fifty percent (50%) of the interests in HGC Asset Management, LLC- TraderSource Series (the “TraderSource Series”).

C. The Trust and the GRAT are the record and beneficial owners of a majority of the outstanding interests in the Seller.

D. Hanley is the grantor and a beneficiary of the Trust and the GRAT and the indirect beneficial owner of a majority of the interests in the Seller.

E. The Seller has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Seller, all of the Interests, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual provisions set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. The following terms when used in this Agreement shall have the meanings set forth below:

“Adjusted EBIT” has the meaning set forth in Section 2.4.

“Adjusted NAV” has the meaning set forth in Section 2.3.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

“Agreement” means this Agreement, together with all exhibits and schedules referred to in this Agreement.

“Audit Firm” has the meaning set forth in Section 2.3.

“Beneficial Owner” has the meaning given to such term in SEC Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

“Benefit Plan” has the meaning set forth in Section 3.19.

“Blackthorn” means Blackthorn Multi-Advisor Fund, L.P., a Delaware limited partnership.

“Businesses” has the meaning set forth in the preamble to this Agreement.

“Business Day” means any day other than a Saturday or Sunday, or a day on which banks in the State of New York are authorized or required to be closed.

“Capital” has the meaning set forth in Section 9.4 of this Agreement.

“Cash and Segregated Funds” means any cash held by the Companies for the accounts of their customers or any cash deposited with any exchange, clearing organization or other broker or counterparty on behalf of any such customers and pledged in favor of any of the Companies.

“CFTC” means the Commodity Futures Trading Commission.

“Cleanup” means all actions required to: (i) clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Closing” has the meaning set forth in Section 2.9.

“Closing Date” has the meaning set forth in Section 2.9.

“Closing Notice” has the meaning set forth in Section 2.9.

“Company Intellectual Property” means any and all Intellectual Property Rights that are owned or licensed, or purported to be owned or licensed by any of the Companies.

“Company Subsidiaries” has the meaning set forth in Section 3.6 of this Agreement.

“Contract” means any written agreement, commitment, contract, note, bond, mortgage, indenture, instrument, lease, obligation, or plan of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock or assets.

“Cost of Capital” has the meaning set forth in Section 9.4 of this Agreement.

“Customer Balances” means any Cash and Segregated Funds, Segregated Securities, ledger, account, exchange or clearing organization balances, marked-to-market open positions (including market value of options) and any non-segregated cash, securities, funds or other collateral, in each case, only to the extent held by or for the benefit of the Companies on behalf of customers of the Companies.

“Derivatives Division” has the meaning set forth in Section 2.4.

“Derivatives Series” has the meaning set forth in the Recitals to this Agreement.

“EBIT Calculation Period” has the meaning set forth in Section 2.4.

“Electronic Series” has the meaning set forth in the Recitals to this Agreement.

“Environmental Claim” means any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or Release, of any Hazardous Materials at any location, or (ii) circumstances forming the basis of any violation, or alleged violation, of, or liability under any Environmental Law.

“Environmental Laws” means all federal, state, local and foreign Laws, regulations and common law standards of conduct relating to pollution or protection of the environment, including without limitation, Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all Laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” has the meaning set forth in Section 7.7.

“Executive Committee of the Derivatives Division” means the committee to be appointed by the Purchaser to supervise the management of the Derivatives Division, which will include Hanley so long as he is employed by the Purchaser or one of its Affiliates.

“Family” means an individual’s spouse and former spouses, any other natural person who is related to the individual or the individual’s spouse within the second degree, and any other natural person who resides with such individual.

“Financial Statements” has the meaning set forth in Section 3.7.

“Final Adjusted NAV” has the meaning set forth in Section 2.3.

“Final EBIT Payment” has the meaning set forth in Section 2.2.

“First NAV Payment” has the meaning set forth in Section 2.2.

“First Year” means the twelve (12) month period commencing on July 1, 2010 and ending on June 30, 2011.

“Floor Series” has the meaning set forth in the Recitals to this Agreement.

“GAAP” means generally accepted accounting principles in the United States, consistently applied during the periods involved, applicable to companies.

“Governmental Entity” means any federal, state or foreign governmental or regulatory agency or authority.

“GRAT” has the meaning set forth in the preamble to this Agreement.

“GXH” means GXH LLC, an Illinois limited liability company.

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“Hanley” has the meaning set forth in the preamble to this Agreement.

“Hanley Alternative Trade” has the meaning set forth in the preamble to this Agreement.

“HGC Advisory Services” has the meaning set forth in the preamble to this Agreement.

“HGC Asset Management” has the meaning set forth in the preamble to this Agreement.

“Hanley Partnership” means Hanley Group, L.P., an Illinois limited partnership that has been merged with and into HGC Trading.

“HGC Office Services” has the meaning set forth in the preamble to this Agreement.

“HGC Trading” has the meaning set forth in the preamble to this Agreement.

“HGH” means HGH, Inc., a Delaware corporation.

“HGS” means HGS LLC, a Delaware limited liability company.

“Horn Capital Management LLC” means Horn Capital Management LLC, a Delaware limited liability company.

“Indemnifying Party” has the meaning set forth in Section 11.2.

“Indemnitees” has the meaning set forth in Section 11.2.

“Initial Adjusted NAV” has the meaning set forth in Section 2.3.

“Initial Payment” has the meaning set forth in Section 2.2.

“Insurance Policies” has the meaning set forth in Section 3.17.

“Intellectual Property Rights” means all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, trade names, Internet domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable subject matter, (iv) rights of publicity, (v) computer programs (whether in Source Code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (vi) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vii) all rights in the foregoing and in other similar intangible assets, (viii) all applications and registrations for the foregoing and (ix) all rights and remedies against infringement, misappropriation, or other violation thereof with respect to the foregoing.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Interests” has the meaning set forth in the Recitals to this Agreement.

“Knowledge” of any Person shall mean the actual knowledge of such Person, after reasonable inquiry.

“Law” means any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, liabilities or business, including those promulgated, interpreted or enforced by any Governmental Entity.

“Liabilities” means all debts, adverse claims, liabilities, commitments, responsibilities and obligations of any kind or nature whatsoever, whether direct, indirect, absolute or contingent, matured or unmatured, whether accrued, vested or otherwise, whether known or unknown, foreseen or unforeseen, and whether or not actually reflected, or required to be reflected, in any balance sheets or other books and records.

“Lien” means any pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, preference, default, restriction, equity, claim, priority, any other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever, or any other third party right of any kind or nature whatsoever.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the business, operations, financial condition, results of operations or business prospects of such Person and its Subsidiaries, considered as one enterprise.

“Material Contract” has the meaning set forth in Section 3.16.

“Memberships” means the memberships, seats on exchanges, permits, licenses, trading rights, authorizations and ownership interests in exchanges, markets, clearinghouses or similar organizations which are held by or designated for the benefit of any Person.

“NFA” means the National Futures Association.

“Order” means any decree, injunction, judgment, order, decision or award, ruling, or writ of any federal, state, local, or foreign court, arbitrator, mediator, tribunal or other Governmental Entity.

“Parent” means International Assets Holding Corporation, a Delaware corporation.

“Person” means any natural person, corporation, unincorporated organization, partnership, association, joint stock company, limited liability company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.

“Predecessor Companies” means Hanley Partnership, GXH and HGH.

“Proceedings” means any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential liability.

“Registered Intellectual Property” shall mean applications, registrations and filings for Intellectual Property Rights that have been registered or filed, with or by any Government Entity.

“Regulatory Accounting Report” means CFTC Form 1-FR-FCM “Statement of the Computation of the Minimum Capital Requirements” or SEC Form X-17A-5, Focus Report, Financial and Operational Combined Uniform Single Report, Part II, as applicable.

“Regulatory Order” has the meaning set forth in Section 3.10.

“Related Party” has the meaning set forth in Section 3.20.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Restricted Area” has the meaning set forth in Section 9.1.

“Restricted Period” has the meaning set forth in Section 9.1.

“Rights” means all arrangements, calls, commitments, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of capital stock, partnership interests, membership interests or other equity interests in a Person or any contract, commitments or other arrangements by which a Person is or may be bound to issue additional shares of capital stock, partnership interests, membership interests or other equity interests, or options, warrants, rights to purchase or acquire any such equity interests.

“SEC” means the U.S. Securities and Exchange Commission.

“Second NAV Payment” has the meaning set forth in Section 2.2.

“Second Year” means the twelve (12) month period commencing on July 1, 2011 and ending on June 30, 2012.

“Segregated Securities” means any securities held by the Companies with respect to its customers’ accounts or any securities deposited with an exchange, clearing organization or other broker or counterparty on behalf of any such customers and pledged in favor of the Companies or any exchange.

“Self Regulatory Organization” means any U.S. or foreign commission, board, agency or body that is charged with regulating its own members through the adoption and enforcement of financial, sales practice and other requirements for brokers, dealers, securities underwriting or trading, stock exchanges, commodity exchanges, commodity intermediaries, commodity pools, electronic communications networks, insurance companies or agents, investment companies or investment advisers.

“Seller Affiliates” means the Trust, the GRAT, Hanley, the Predecessor Companies, and any Affiliate of the Trust, the GRAT, Hanley, the Predecessor Companies and the Seller, other than the Companies.

“Source Code” shall mean software code, which may be printed out or displayed in human readable form.

“Subsidiaries” means all those corporations, companies, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

“Tax” or “Taxes” means all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto.

“Tax Benefit” has the meaning set forth in Section 11.2.

“Tax Return” means any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Person or its Subsidiaries.

“TraderSource Series” has the meaning set forth in the Recitals to this Agreement.

“Transactions” has the meaning set forth in Section 2.9.

“Third Year” means the twelve (12) month period commencing on July 1, 2012 and ending on June 30, 2013.

“Trust” has the meaning set forth in the preamble to this Agreement.

“Year” means any of the First Year, the Second Year or the Third Year.

ARTICLE II

PURCHASE AND SALE OF THE INTERESTS

2.1 Purchase and Sale of the Interests. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, the Interests.

2.2 Purchase Price. The purchase price (the “Purchase Price”) for the Interests will be an amount equal to the sum of the following:

(a) an initial payment of $7,500,000 (the “Initial Payment”) to be made by the Purchaser to the Seller at the Closing;

(b) a payment based on the Initial Adjusted NAV of the Companies (the “First NAV Payment”) to be made by the Purchaser to the Seller pursuant to Section 2.3 of this Agreement;

(c) a payment based on the Final Adjusted NAV of the Companies (the “Second NAV Payment”) to be made by the Purchaser to the Seller pursuant to Section 2.3 of this Agreement;

(d) three (3) additional payments based on the Adjusted EBIT of the Derivatives Division for each of the First Year, the Second Year and the Third Year to be made by the Purchaser to the Seller pursuant to Section 2.4 of this Agreement; and

(e) a final payment based on the cumulative Adjusted EBIT of the Derivatives Division for the First Year, the Second Year and the Third Year (the “Final EBIT Payment”) to be made by the Purchaser to the Seller pursuant to Section 2.5 of this Agreement.

2.3 Payment for Adjusted NAV.

(a) As part of the Purchase Price, the Purchaser will pay to the Seller an amount equal to the Adjusted NAV of the Companies as of the Closing Date, calculated pursuant to the provisions of this Section 2.3, provided that in the event that the Adjusted NAV is a negative amount, the Seller shall pay such amount to the Purchaser.

(b) For purposes of this Section, the term “Adjusted NAV” shall mean an amount, determined as of the close of business on June 30, 2010, equal to the aggregate amount of the combined assets of the Companies and each of their Subsidiaries, less the aggregate amount of the combined liabilities of the Companies and each of their Subsidiaries (in each case calculated in accordance with GAAP); subject to the following adjustments: (i) all inter-company transactions will be eliminated; (ii) the value of all Excluded Assets held by the Companies as of the Closing Date will be excluded; (iii) the rights of the Companies under Contract Number No. 1151 with Avant Air will be valued at amortized cost in accordance with GAAP; (iv) the rights of the Companies in their leasehold improvements will be valued at amortized cost in accordance with GAAP; and (v) the rights of the Companies in the Memberships that are not Excluded Assets will be valued at the offer price for such Memberships from the applicable exchange. Prior to the Closing, the parties will prepare a spreadsheet that sets forth the methodology to be utilized in calculating the Adjusted NAV (the “Adjusted NAV Spreadsheet”).

(c) The Purchaser will pay the Adjusted NAV to the Seller in two payments, consisting of: (i) the First NAV Payment, which shall be equal to seventy-five percent (75%) of the Initial Adjusted NAV determined under Section 2.3(f); and (ii) the Second NAV Payment, which shall be equal to the Final Adjusted NAV determined under Section 2.3(g), less the amount of the First NAV Payment.

(d) The Purchaser will pay the First NAV Payment to the Seller within five (5) Business Days after the delivery of the calculation of the Initial Adjusted NAV under Section 2.3(f).

(e) The Purchaser will pay the Second NAV Payment within five (5) Business Days after the date that the Audit Firm determines the Final Adjusted NAV under Section 2.3(g), provided that in the event that the First NAV Payment is greater than the Final Adjusted NAV, then the Seller shall pay the excess to the Purchaser within such five (5) Business Day period.

(f) Within twenty (20) days after the Closing, the Seller will prepare and deliver to the Purchaser a good faith estimate of the combined balance sheet for the Companies and their Subsidiaries as of the Closing Date, including a preliminary good faith calculation of the Adjusted NAV. During this twenty (20) day period, the Seller will provide the Purchaser with a reasonable opportunity to review and comment on the preliminary calculation, and will obtain and review relevant broker statements and lists of over the counter positions of the Companies. In the absence of manifest error, the calculation prepared by the Seller shall constitute the “Initial Adjusted NAV” for purposes of this Agreement.

(g) Within twenty (20) days after the Closing, the Purchaser will engage KPMG LLP or such other firm as is reasonably acceptable to the Purchaser and the Seller (the “Audit Firm”) to audit the combined balance sheet of the Companies and their Subsidiaries to determine the Adjusted NAV. The Purchaser shall use commercially reasonable efforts to cause the Audit Firm to complete the calculation of the Adjusted NAV within sixty (60) days from the Closing Date. The determination of the Adjusted NAV by the Audit Firm will be conclusive and binding on the parties, and shall constitute the “Final Adjusted NAV” for purposes of this Agreement. The Purchaser will pay the fees and expenses of the Audit Firm.

2.4 Annual EBIT Payments.

(a) Subject to the provisions of Section 11.2, the Purchaser will make up to three (3) additional annual payments (the “Annual EBIT Payments”) to the Seller based upon the Adjusted EBIT of the Derivatives Division for each of the First Year, the Second Year and the Third Year (the “EBIT Calculation Period”).

(b) The amount of the Annual EBIT Payment for each Year will be equal to fifteen percent (15%) of the Adjusted EBIT for such Year, subject to the following limits: (i) the amount of the Annual EBIT Payment for any Year shall be limited to $7,000,000 and (ii) the cumulative amount of the Annual EBIT Payments for all three (3) Years shall be limited to a maximum of $12,500,000. A portion of each Annual EBIT Payment may be withheld by the Purchaser pursuant to Section 2.7.

(c) For purposes of this Agreement, the “Adjusted EBIT” for any period means an amount equal to the combined net income of the Derivatives Division for such period (calculated in accordance with GAAP), plus in each case, without duplication: (1) the provision for taxes based on income or profits of the Derivatives Division for such period to the extent that such provision for taxes was included in computing such net income; and (2) the aggregate of the net interest expense of the Derivative Division for such period, to the extent that such net interest expense was deducted in computing such net income (except to the extent provided in Section 9.4), subject to the following adjustments:

(i) Net income will be adjusted to reflect any unrealized gains and losses resulting from marking all financial instruments held by the Derivatives Division to market value;

(ii) Net income will be adjusted to eliminate any extraordinary gains and losses;

(iii) Net income will be adjusted to eliminate any net gain or loss realized upon the sale or other disposition of any property of the Derivatives Division that is not sold or otherwise disposed of in the ordinary course of business;

(iv) Net income will be adjusted to eliminate the cumulative effect of a change in accounting principles;

(v) Net income will include as expenses the salaries, bonuses and other compensation and benefits paid to the officers and employees of the Derivatives Division, including the amounts paid or accrued under the bonus programs described in Section 9.3 of this Agreement;

(vi) Net income will be adjusted to eliminate any management fees that might be charged by Parent to the Derivatives Division or any allocation of general corporate overhead expenses of Parent (including the salaries, bonuses and other compensation and benefits paid to the executive officers of the Parent) that might be charged by Parent to the Derivatives Division; and

(vii) Adjusted EBIT will be reduced by the Cost of Capital for any Capital in excess of $50,000,000 that is provided to or obtained by the Derivatives Division during the EBIT Calculation Period, as more fully provided in Section 9.4 of this Agreement.

(d) For purposes of this Agreement, the “Derivatives Division” shall mean the business unit to be established by the Parent as of the Closing that will conduct the following businesses: (i) acting as a market maker and dealer in exchange traded options and futures on soft commodities; (ii) executing and trading derivatives on soft commodities in the over the counter market; (iii) providing advisory services with respect to the foregoing, and (iv) any other business that the Purchaser and the Seller agree in writing to include in the Derivatives Division. The Derivatives Division will initially consist of: (i) the businesses currently conducted by the Companies; and (ii) the businesses currently conducted by FCStone Trading LLC. During the EBIT Calculation Period, all businesses of the Parent and its Subsidiaries that constitute: (i) acting as a market maker and dealer in exchange traded options and futures on soft commodities; or (ii) executing and trading derivatives on soft commodities in the over the counter markets shall be deemed to part of the Derivatives Division, regardless of the entity in which such businesses are conducted.

(e) For avoidance of doubt, the parties acknowledge and agree that the Derivatives Division will not include the businesses currently conducted by INTL Commodities

Inc. (unless agreed in writing by the Purchaser and the Seller); or (ii) the commodities risk management business or the commodities execution and clearing business currently conducted by FCStone Group Inc. and its Subsidiaries (other than the business of FCStone Trading LLC).

2.5 Final EBIT Payment.

(a) Subject to the provisions of Section 11.2, the Purchaser will make the Final EBIT Payment to the Seller if the cumulative Adjusted EBIT of the Derivatives Division for the three year EBIT Calculation Period (the “Cumulative Adjusted EBIT”) exceeds $80,000,000 (the “EBIT Threshold”). The amount of the Final EBIT Payment will be determined as follows:

(i) In the event that the Cumulative Adjusted EBIT equals or exceeds $100,000,000, then the Final EBIT Payment will be equal to $10,000,000.

(ii) In the event that the Cumulative Adjusted EBIT is greater than $80,000,000, but less than $100,000,000, then the Final EBIT Payment will be equal to the product of: (A) $10,000,000, and (B) a fraction, the numerator of which is the amount by which the Cumulative Adjusted EBIT exceeds $80,000,000, and the denominator of which is $20,000,000.

(b) A portion of the Final EBIT Payment may be withheld by the Purchaser pursuant to Section 2.7.

(c) At the Closing, the Parent and the Seller will enter into an option agreement (the “Option Agreement”) in the form of Exhibit A to this Agreement (the “Restricted Stock Option”), pursuant to which the Seller may elect, in its discretion, to receive up to thirty percent (30%) of the Final EBIT Payment in the form of restricted shares of the common stock of the Parent, subject to the term and conditions set forth in the Restricted Stock Option.

2.6 Calculation of Adjusted EBIT.

(a) The Purchaser will provide the Seller with the Purchaser’s preliminary calculation of the Adjusted EBIT every month within thirty (30) days after the end of the month. The parties agree to review and discuss such calculation in good faith in order to resolve any objections that may be raised by the Seller to such calculation, prior to the annual calculation to be made pursuant to Section 2.6(b) below.

(b) The Purchaser will provide the Seller with the Purchaser’s written calculation of the Adjusted EBIT and the Annual EBIT Payment each Year and Final EBIT Payment for the Third Year, each within forty-five (45) days after the end of such Year. Following their receipt of the written calculation, the Seller and its accountant will have the right to review the books and records of the Purchaser and its Affiliates that are relevant to the calculations, provided that the Seller and its accountant enter into customary confidentiality and non-disclosure agreements. In the event that the Seller objects to the Purchaser’s calculations, the Seller must provide the Purchaser with written notice of such objection within thirty (30) days of the Seller’s receipt of the Purchaser’s calculations. This notice must specify the basis of the Seller’s objections. The Purchaser and the Seller will, for a period of twenty (20) days, negotiate in good faith to resolve the Seller’s objections. If the Purchaser and the Seller are unable to reach an agreement on the objections within this period, then the Purchaser will engage the Audit Firm to determine the Adjusted EBIT, the Annual EBIT Payment and the Final EBIT Payment (for the Third Year). The determination of the Audit Firm will be conclusive and binding on the parties. The Purchaser will pay the fees and expenses of the Audit Firm if the final amount of the Annual EBIT Payment (or the Final EBIT Payment, if applicable) is more than the amount originally resulting from the Purchaser’s calculation. The Seller will pay the fees and expenses of the Audit Firm if the amount of the Annual EBIT Payment (or the Final EBIT Payment, if applicable) is less than or equal to the amount originally resulting from the Purchaser’s calculation.

2.7 Holdback of Portion of Annual EBIT Payments and Final EBIT Payment. At the time that each Annual EBIT Payment and the Final EBIT Payment is due, the Executive Committee of the Derivatives Division may establish a good faith reserve representing the extent to which any Annual EBIT Payment or the Final EBIT Payment, as applicable, would be reduced if potential future losses that might be incurred with respect to over the counter derivatives contracts with third parties held as of the last day of the applicable period were, in fact, incurred during the period in respect of which the payment in question is due (the “Reserve”); provided, however, (a) that in the case of each Annual EBIT Payment, the amount of the Reserve will not exceed twenty-five percent (25%) of the total amount of such Annual EBIT Payment prior to the establishment of the Reserve, (b) that in the case of the Final EBIT Payment, the amount of the Reserve will not exceed $2,500,000, and (c) no amounts shall be double-counted in determining the amount of the Reserve for any Annual EBIT Payment and the Final EBIT Payment. The amount of the Reserve shall be deducted from the Annual EBIT Payments and/or the Final EBIT Payment, as applicable. In the event that the Derivatives Division suffers a loss with respect to any of such over the counter derivatives contracts, then the amount of the Annual EBIT Payment or Final EBIT Payment, as applicable, from which such Reserve was established shall be recalculated after giving effect to such loss, and the amount of any resulting reduction therein shall be deducted from the Reserve. The Purchaser shall pay the balance of the Reserve to the Seller not later than six (6) months after the date the corresponding Annual EBIT Payment or Final EBIT Payment, as applicable, was originally due.

2.8 Payment of Purchase Price. The Purchase Price will be paid by the Purchaser as follows:

(a) The Initial Payment of $7,500,000 will be made to the Seller at the Closing.

(b) The First NAV Payment will be made to the Seller within five (5) Business Days after the date that the amount of the First NAV Payment is established under Section 2.3.

(c) The Second NAV Payment will be made to the Seller within five (5) days after the date that the amount of the Second NAV Payment is determined under Section 2.3.

(d) Each Annual EBIT Payment will be made to the Seller within five (5) Business Days after the date that the amount of the Annual EBIT Payment is determined under Section 2.6.

(e) The Final EBIT Payment will be made to the Seller within five (5) Business Days of the date that the amount of the Final EBIT Payment is established under Section 2.6.

(f) All payments under this Section 2.8 will be made by wire transfer of immediately available funds to an account designated by the Seller.

2.9 Closing Date and Closing. Unless a different date, time and/or place are agreed to by the parties, the closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) shall take place at 10:00 a.m. (Chicago time), at the offices of the Purchaser in Chicago, Illinois on a date determined by the Purchaser on at least two (2) Business Days notice (the “Closing Notice”) given to the Seller, which date (the “Closing Date”) shall be as soon as practicable following the receipt of all required approvals and consents for the Transactions from all applicable Governmental Entities (which approvals and consents are listed on Section 3.4 of the Seller Disclosure Schedule), the expiration of all applicable waiting periods and the satisfaction or waiver of all of the conditions to the consummation of the Transactions specified in Article VIII of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing).

2.10 Net Income of the Companies After June 30, 2010. The parties acknowledge and agree that it is their intention to transfer to the Purchaser the benefit of the net income of the Companies and the Company Subsidiaries arising after the close of business on June 30, 2010 until the Closing Date. In order to effect this intention, the Seller confirms that it has not, and will not permit, any distributions to be made by any of the Companies or the Company Subsidiaries between the close of business on June 30, 2010 and the Closing Date.

2.11 Allocation of Purchase Price. The Purchase Price will be allocated among the assets deemed to be purchased by the Purchaser as set forth on a schedule to be delivered by the Purchaser to the Seller no later than ninety (90) days after the Closing Date, which schedule shall be subject to the reasonable approval of the Seller. Unless otherwise agreed in writing by the Purchaser and the Seller, the Purchaser and the Seller shall prepare and file all forms required under Code Section 1060 (including Form 8594) and other Tax Returns consistent with such allocation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER, THE COMPANIES,

HANLEY, THE TRUST AND THE GRAT

Except as set forth in the confidential disclosure schedule delivered by the Seller and the Companies to the Purchaser prior to the execution and delivery of this Agreement (the “Seller Disclosure Schedule”), the Seller, the Companies, Hanley, the Trust and the GRAT hereby jointly and severally represent and warrant to the Purchaser as follows:

3.1 Organization, Standing and Authority of the Companies. Each Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Except as set forth in Section 3.1 of the Seller Disclosure Schedule, each Company is duly qualified to conduct business and is in good standing in each jurisdiction (whether federal, state or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each Company has the power and authority to carry on its business as it is now being conducted and to own or lease all its properties and assets.

3.2 Authority. Each Company has full power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action of each Company. This Agreement represents a valid and binding agreement of each Company, enforceable against it in accordance with its terms.

3.3 No Violation. The execution, delivery and performance of this Agreement and the consummation by each Company of the Transactions, do not and will not (i) violate or conflict with the organizational documents of such Company, or (ii) assuming that the consents and approvals listed on the Section 3.4 of the Seller Disclosure Schedule are duly obtained, violate any Order or Law applicable to such Company or any of its properties or assets, or violate the terms of any Material Contract to which any of the Companies is a party.

3.4 Consent and Approvals. Section 3.4 of the Seller Disclosure Schedule lists all consents, approvals or authorizations of, or registrations, qualifications or filings with any Governmental Entity or any other Person that are required to be made or obtained by the Seller, any Company or any Company Subsidiary in connection with the execution, delivery or performance by the Seller or the Companies of this Agreement or the consummation by the Seller or the Companies of the Transactions.

3.5 Interests in the Companies.

(a) Section 3.5(a) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, a complete description of: (i) all of the outstanding membership interests in each Company, (ii) all Rights with respect to the membership interests in each Company; (iii) all of the outstanding interests in any series of each Company; and (iv) all Rights with respect to the membership interests in each series of each Company; including in each case, the nature of such interests and the owners thereof.

(b) As of the date of this Agreement the Seller is the record and Beneficial Owner of: (i) all of the outstanding membership interests in each of the Companies, (ii) all of the interests in the Electronic Series; (the Floor Series; and the Derivative Series; each of which is a series of HGC Trading; and (iii) fifty percent (50%) of the interests in the TraderSource Series; in each case free and clear of all Liens.

(c) As of the date of this Agreement, except as set forth on Section 3.5(a) of the Seller Disclosure, there are no outstanding equity securities in the Companies, and no outstanding Rights relating to the any equity interests in the Companies or any series of any Company.

(d) On June 29, 2010, the Hanley Partnership merged with and into HGC Trading. The merger was duly authorized by all of the partners of the Hanley Partnership and all of the members and managers of HGC Trading. The merger complied with all of the applicable requirement of the laws of Illinois and Delaware.

(e) On or before June 30, 2010, HGC Trading redeemed all of the membership interests held by any Person other than the Seller pursuant to the Redemption Agreements listed in Section 3.5(e) of the Seller Disclosure Schedule (the “Redemption Agreements”) The execution, delivery and performance of the Redemption Agreements have been duly authorized by each of the parties thereto, and such agreements represent the valid and binding agreement of each party thereto, enforceable against such party in accordance with its terms.

3.6 Subsidiaries and Investments in Other Entities.

(a) Section 3.6(a) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, a list of: (i) all direct and indirect Subsidiaries of the Companies (each, a “Company Subsidiary”); (ii) all of the outstanding equity interests in each Company Subsidiary, and the outstanding interests in any series of any Company Subsidiary, and (iii) all Rights with respect to the membership interests in each Company Subsidiary or any series of each Company Subsidiary; including in each case the nature of such interests and the owners thereof.

(b) Section 3.6(b) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, a complete description of any other equity interests held by the Companies or any of Company Subsidiary in any other Person.

(c) Each Company Subsidiary has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of organization. Except as set forth in Section 3.6(c) of the Seller Disclosure Schedule, each Company Subsidiary is duly qualified to conduct business and is in good standing in each jurisdiction (whether federal, state or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each Company Subsidiary has the power and authority to carry on its business as it is now being conducted and to own or lease all its properties and assets.

(d) HGC Asset Management has been duly appointed as the sole general partner of Blackthorn, subject to the approval of the NFA, and, upon the receipt of such approval, will be entitled to exercise all of the rights and, except as set forth in Section 3.6(d) of the Seller Disclosure, to receive all amounts payable to the general partner of the Blackthorn, as provided in the Limited Partnership Agreement for Blackthorn dated as of February 24, 2010

(the “Blackthorn Partnership Agreement”). Blackthorn is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. Except as set forth in Section 3.6(d) of the Seller Disclosure Schedule, none of HGC Asset Management or any of the other Companies has an obligation to invest or otherwise provide any funding to Blackthorn. Section 3.6(d) of the Seller Disclosure Schedule sets forth the net asset value of the investment of HGC Asset Management in Blackthorn as of the date of this Agreement.

(e) HGC Asset Management is of the owner of 95% of the membership interests in Horn, free and clear of all Liens. Horn is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Neither HGC Asset Management nor any of the other Companies has an obligation to invest or otherwise provide any funding to Horn.

3.7 Financial Statements.

(a) The Seller has previously delivered to the Purchaser copies of: (i) the balance sheet of the Hanley Partnership as of December 31, 2009, and the related statements of income, changes in equity and cash flows for the fiscal year then ended, accompanied by the audit report of Robert Cooper & Company CPA’s PC, independent public accountants; (ii) the balance sheets of HGC Alternative Trade and HGC Asset Management- TraderSource Series as of December 31, 2009, and the related statements of income for the fiscal year then ended; and (iii) the unaudited balance sheet for the Hanley Partnership, each Company, the TraderSource Series and Horn, as of May 31, 2010, and related statements of income for the five (5) months then ended (collectively, the “Financial Statements”).

(b) The Financial Statements fairly present in all material respects the results of the operations and financial position of the Hanley Partnership, each Company, TraderSource Series and Horn for the respective fiscal periods or as of the respective dates therein set forth. Except as set forth in Section 3.7 of the Seller Disclosure Schedule, the Financial Statements (including the related notes, where applicable) have been prepared in accordance with GAAP, and comply with all applicable legal and accounting requirements.

(c) Each Company and each Company Subsidiary maintains, and each Predecessor Company maintained, a system of internal accounting controls sufficient to provide reasonable assurances that (i) all material transactions are executed in accordance with management’s general or specific authorization, (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, (iii) access to or use of the material property and assets of each Company and each Company Subsidiary and any Predecessor Company is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

3.8 Absence of Undisclosed Liabilities. To the Knowledge of the Seller and Hanley, except as disclosed in the Financial Statements, none of the Companies or any Company Subsidiary has any material Liabilities. In addition, no Predecessor Company has any liability for which full provision has not been made, or in respect of which the Seller, any Company or any Company Subsidiary may be held in any way liable or responsible.

3.9 Conduct of Businesses; Compliance with Laws.

(a) From January 1, 2009 until December 31, 2009, the Businesses were owned and operated exclusively by the Hanley Partnership, HGC Alternative Trade, and HGC Asset Management LLC- TraderSource. From January 1, 2010 until May 1, 2010, the Businesses were exclusively conducted by the Hanley Partnership, the Companies and HGC Asset Management LLC- TraderSource Series. From May 1, 2010 through June 30, 2010, the Businesses were exclusively conducted by the Companies and HGC Asset Management LLC- TraderSource Series.

(b) Except as set forth in Section 3.9 of the Seller Disclosure Schedule, since December 31, 2007, none of the Seller, any Company, any Company Subsidiary, any Predecessor Company or Blackthorn has been (i) in default or violation of any term, condition or provision of the articles of organization, articles of incorporation, bylaws, operating agreement or partnership agreement of such entity, or (ii) in material default or violation of (X) any material Contract to which such entity is a party or by which its assets are bound, or (Y) any Laws applicable to such entity or its businesses.

(c) Without limiting the generality of the preceding paragraph (a), since December 31, 2007, the Trust, the GRAT, Hanley, each Company, each Company Subsidiary, each Predecessor Company and Blackthorn and each of their employees and, to the Knowledge of each the Seller and Hanley, each third party broker with which any of them transacts business:

(i) has complied in all material respects with all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders and decrees applicable to its business or to the employees thereof and with the applicable rules of all Self Regulatory Organizations, including (A) all applicable regulatory net capital requirements, including the “early warning” provisions, (B) the provisions of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and (C) the provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act) and the rules and regulations thereunder;

(ii) is not the subject of any pending or, to the Knowledge of the Seller or Hanley, any threatened, investigation, review or disciplinary proceedings of any Government Entity or Self Regulatory Organization that relates to such Person or any of its directors, officers or employees; and

(iii) has all Memberships and has made all notifications, registrations, certifications and filings with all Governmental Entities necessary for the operation of its business, as currently conducted.

(d) Section 3.9 of the Seller Disclosure Schedule lists each Membership held by each Company and each Company Subsidiary, each of which is held free and clear of any Liens.

(e) Section 3.9 of the Seller Disclosure Schedule lists each current registration of each Company, each Company Subsidiary and Blackthorn with respect to its business as (i) a broker-dealer with the SEC, the securities commission or similar authority of any state and any

Self Regulatory Organization, (ii) a futures commission merchant, introducing broker, commodity pool operator or commodity trading advisor with the CFTC and any Self Regulatory Organization; or (iii) as an investment adviser with the SEC, the securities commission or similar authority of any state and any Self Regulatory Organization. Each such registration is in full force and effect. The Seller has made available to the Purchaser for each Company, each Company Subsidiary and Blackthorn a true and complete copy of each currently effective Form BD or Form ADV as filed with the SEC or any state securities commission, currently effective Form 7-R registration as filed with the CFTC, and Form 1-FRs and annual audits and all other material reports filed with the CFTC or any Self Regulatory Organization within the last two years, and will make available to the Purchaser such material forms and reports as are filed from and after the date hereof and prior to the Closing Date. The information contained in such forms and reports was true and complete in all material respects as of the time of filing.

(f) Except as listed in Section 3.9 of the Seller Disclosure Schedule, none of the Companies, the Company Subsidiaries or Blackthorn is required to be registered under the Investment Advisers Act or the Investment Company Act. None of the Predecessor Companies is or has been during the past two years an “investment adviser” within the meaning of the Investment Advisers Act or required to be registered as an investment adviser under the Investment Advisers Act.

(g) None of the Companies, the Company Subsidiaries, Blackthorn or any Predecessor Company is or has been during the past two years subject to regulation by the Federal Energy Regulatory Commission under the Federal Power Act, as amended, the Natural Gas Act, as amended, or the Natural Gas Policy Act, as amended, or to regulation by any state Governmental Entity under any comparable state statute or regulation.

(h) None of the Companies, the Company Subsidiaries or Blackthorn is subject to regulation by any Governmental Entity with respect to any its activities related to the purchase, sale, transportation or storage of grain or any other agricultural commodities.

3.10 Customer Accounts; Reports; Registrations.

(a) No Customer Balances deposited by or held with any of the Companies, the Company Subsidiaries or Blackthorn is beneficially owned or controlled by such entity or any of its employees, except in material compliance with and as necessary to meet the requirements of applicable Governmental Entities.

(b) Each Company, each Company Subsidiary, Blackthorn and each Predecessor Company has filed all reports and filings, together with any amendments required to be made with respect thereto, concerning such entity that were required to be filed with any Governmental Entity (all such reports and filings being collectively referred to herein as the “SRO Reports”) since December 31, 2007. Each of the SRO Reports, when filed, if any, complied in all material respects with applicable Laws.

(c) None of the Companies, the Company Subsidiaries, Blackthorn or any Predecessor Company, or any of their employees or principals (as defined under the Commodity Exchange Act), is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act, or is subject to any of the provisions of Section 9a of the Commodity Exchange Act that would permit the CFTC to refuse to register or to suspend or revoke its registration.

(d) Each Company, each Company Subsidiary, Blackthorn and each Predecessor Company has not at any time since December 31, 2007, entered into or been subject to any Order or any other material prohibition or, as of the date hereof, received any notice of the institution against it of any civil, criminal or administrative action, suit, proceeding or investigation from any Governmental Entity.

(e) Each Company, each Company Subsidiary, Blackthorn and each Predecessor Company has not at any time since December 31, 2007, received any sanction or extraordinary supervisory letter from, or adopted any board resolutions at the request of, any Governmental Entity (each such item referred to in this Section, a “Regulatory Order”) that restricts in any material respect the conduct of the business of such entity, or in any manner relates to its capital adequacy, credit policies or management relating to the business of such entity, other than any Regulatory Order applicable to all similarly situated Persons subject to such supervision or regulation.

(f) None of the Companies, the Company Subsidiaries or Blackthorn guarantees any introducing broker or local floor trader.

3.11 Absence of Certain Changes or Events. Except as set forth in Section 3.11 of the Seller Disclosure Schedule, since December 31, 2007, the business of each Company, each Company Subsidiary and each Predecessor Company has been conducted in the ordinary and usual course, consistent with past practice, and there has not been: (1) any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to constitute or result in a Material Adverse Effect on such entity; or (2) any event, occurrence, development or state of circumstances or facts which would result in a violation of the covenants set forth in Section 7.1 of this Agreement had such events, occurrences, developments or state of circumstances or facts occurred after the date hereof.

3.12 Tax Matters. Except as set forth in Section 3.12 of the Seller Disclosure Schedule:

(a) All Tax Returns required to be filed by or on behalf of the Seller, each Company, each Company Subsidiary, Blackthorn and each Predecessor Company have been timely filed or requests for extensions have been timely filed, granted, and have not expired, and all such Tax Returns are true, correct and complete in all material respects and accurately set forth all items to the extent required to be reflected or included in such Tax Returns by applicable federal, state, local or foreign Tax laws, regulations or rules. All Taxes shown on filed Tax Returns have been paid. There are no audit examination, deficiency, or refund Proceedings pending, or to the Knowledge of the Seller or Hanley, threatened, with respect to any Taxes which may be payable by such entity. All Taxes and other liabilities due with respect to completed and settled examinations or concluded Proceedings have been paid.

(b) As of the date hereof, none of the Seller, any Company, any Company Subsidiary, Blackthorn and any Predecessor Company has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or Tax Returns.

(c) As of the date hereof, there are no Liens with respect to any Taxes upon any of the assets and properties of the Seller, any Company, any Company Subsidiary, Blackthorn or any Predecessor Company.

(d) Adequate provision for any Taxes due or to become due for the Seller, each Company, each Company Subsidiary and each Predecessor Company for the period or periods through and including the date of the respective the Financial Statements has been made and is reflected on such Financial Statements to the extent required by and in accordance with GAAP.

(e) Deferred Taxes of the Seller, each Company, each Company Subsidiary and each Predecessor Company have been adequately provided for in the Financial Statements to the extent required by and in accordance with GAAP.

(f) None of the Seller, the Companies, the Company Subsidiaries or any Predecessor Company has executed any closing agreement pursuant to Section 8121 of the Internal Revenue Code or any predecessor provision thereof, or any similar provision of state or local law.

(g) None of the Seller, the Companies, the Company Subsidiaries or any Predecessor Company has agreed or is required to make any adjustments pursuant to Section 481(a) of the Internal Revenue Code or any similar provision of state or local law by reason of a change in accounting method initiated by it or any other relevant party and the Internal Revenue Service has not proposed any such adjustment or change in accounting method and has no application pending with any governmental or regulatory authority requesting permission for any changes in accounting methods that relate to the business or assets of such entity.

(h) The Seller, each Company, each Company Subsidiary and each Predecessor Company has maintained the books and records required to be maintained pursuant to Section 7001 of the Internal Revenue Code and the rules and regulations thereunder, and comparable laws, rules and regulations of the countries, states, counties, provinces, localities and other political divisions wherein it is required to file Tax Returns and other reports relating to Taxes.

(i) The Seller, each Company, each Company Subsidiary and each Predecessor Company is in compliance with, and its records contain all information and documents (including properly completed Internal Revenue Service Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

(j) None of the Seller, the Companies, the Company Subsidiaries or any Predecessor Company is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code as a result of the transactions contemplated by this Agreement.

(k) Section 3.12 of the Seller Disclosure Schedule sets forth a list of each jurisdiction in which any of the Seller, the Companies, the Company Subsidiaries or any Predecessor Company has filed a Tax Return since January 1, 2007.

(l) The Seller, TraderSource Series, Horn, Blackthorn and each Predecessor Company has been, since its first taxable year, a partnership within the meaning of the Internal Revenue Code.

(m) Each Company and Company Subsidiary is taxable as a partnership or an entity whose separate existence from the Seller is disregarded for federal income tax purposes. No Company or Company Subsidiary has elected to be taxed as a corporation for federal or applicable state income Tax purposes. The Seller has included or will include its allocable share of any income, gain, loss, deduction or other Tax items of each Company and Company Subsidiary for periods ending on or prior to the Closing Date on the Seller’s Tax Returns for such periods.

(n) None of the Seller, the Companies or the Company Subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

(o) None of the Seller, the Companies or the Company Subsidiaries has made an election described in Section 754 of the Code.

3.13 Assets.

(a) Except as disclosed on Schedule 3.13(a) of the Seller Disclosure Schedule, each Company and Company Subsidiary has good and marketable title, free and clear of all material Liens, to all of its assets. All assets held under leases or subleases are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

(b) Except as disclosed on Schedule 3.13(b) of the Seller Disclosure Schedule, the Companies and the Company Subsidiaries own as of the date of this Agreement and will own as of the Closing all of the tangible and intangible assets required for or used in the conduct of the Businesses as currently conducted, free and clear of all material Liens.

3.14 Legal Proceedings. There are no Proceedings instituted or pending, or, to the Knowledge of Seller or Hanley, threatened against the Seller, the Trust, the GRAT, Hanley, any Company, any Company Subsidiary, Blackthorn, or any Predecessor Company, or against any asset, employee benefit plan, interest, or right of any of them, nor are there any Orders outstanding against any of them or their properties.

3.15 Environmental Matters.

(a) Each Company, each Company Subsidiary and each Predecessor Company is and has at all times been in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by such entity of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof). None of the Companies, the Company Subsidiaries or any Predecessor Company has received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, alleging that such entity is not in such compliance, and, to the Knowledge of the Seller and Hanley, there are no past or present actions, activities, circumstances, conditions, events or incidents that are reasonably likely to prevent or interfere with such compliance in the future.

(b) There is no Environmental Claim pending or threatened against any of the Companies, the Company Subsidiaries or any Predecessor Company or, to the Knowledge of the Seller or Hanley, against any Person whose liability for any Environmental Claim such entity has or may have retained or assumed either contractually or by operation of law. None of the Companies, the Company Subsidiaries or any Predecessor Company is subject to any Order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Materials.

(c) None of the Companies, the Company Subsidiaries or any Predecessor Company is subject to any Order, decree, injunction or other agreement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability or obligations pursuant to any Environmental Law or otherwise relating to any Hazardous Materials.

(d) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Materials which could form the basis of any Environmental Claim or result in liability against any of the Companies, the Company Subsidiaries or any Predecessor Company or against any Person whose liability for any Environmental Claim any of the Companies, the Company Subsidiaries or any Predecessor Company has or may have retained or assumed either contractually or by operation of law.

3.16 Material Contracts.

(a) Section 3.16 of the Seller Disclosure Schedule sets forth each of the following Contracts to which the Seller, any Company, the Company Subsidiaries, Blackthorn or the Predecessor Company is a party or by which any of them or their assets are bound (collectively, the “Material Contracts”):

(i) (A) any contract, including any employment, compensation, incentive, retirement, loan or severance arrangements, with any director or executive officer, or (B) any contract, including any employment, compensation, incentive, retirement, loan or severance arrangements, with any other officer or employee that requires future aggregate annual payments of $100,000 or more;

(ii) any contract, including any consulting, compensation, incentive, loan, or other arrangement, with any consultant, sales representative, or introducing broker that requires future aggregate annual payments of $50,000 or more;

(iii) any arrangement with any labor union and any such agreements currently in negotiation or proposed;

(iv) any Contract for capital expenditures or the acquisition of fixed assets in excess of $50,000;

(v) any Contract for the purchase, lease, maintenance or acquisition, or the sale or furnishing of, materials, supplies, merchandise, equipment, parts or other property or services requiring remaining aggregate future payments in excess of $50,000;

(vi) any Contract with a clearing broker or any Contract with a customer that generated payments to or from such customer during the fiscal year ended December 31, 2009 in excess of $100,000; or is currently expected to generate payments to or from such customer during the fiscal year ended December 31, 2010 in excess of $100,000;

(vii) any Contract that restricts the right of the Seller, any Company, any Company Subsidiary, any Predecessor Company or Hanley, or any of their employees to engage in any line of business, conduct business in any geographic area, compete with any Person or sell any product;

(viii) any Contract relating to the acquisition or disposition of any business, material assets or real property;

(ix) any Contract relating to the borrowing of money, or the guaranty of another Person’s borrowing of money or other obligations, including, without limitation, all notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments for or relating to any lending or borrowing, including assumed Indebtedness;

(x) any joint ventures, strategic alliances, partnerships, or sharing of profits or proprietary information (including the Blackthorn Partnership Agreement);

(xi) any Contract under which a material license or sublicense has been granted or received or under which a party is obligated to pay or has the right to receive a royalty, license fee or similar payment in an amount in excess of $50,000, other than licenses for commercially available prepackaged software; or

(xii) any leases of real property;

(xiii) any contract relating to the ownership, management or control of any Person;

(xiv) any contract, agreement or arrangement to allocate, share or otherwise indemnify for Taxes;

(xv) any contract, agreement, license or arrangement (A) granting or obtaining any right to use any Intellectual Property Rights (other than contracts, agreements, licenses or arrangements granting rights to use readily available commercial Software having an acquisition price of less than $25,000 per contract, agreement, license or arrangement) or (B) restricting any Person’s right to, or permitting third Persons to use, any Intellectual Property Rights;

(xvi) any contract, agreement, license or arrangement related to the Software described in Schedule 7.8 to this Agreement, including any contract between any of the Companies and HGS and between HGS and the owner of such Software; and

(xvii) any contract, agreement, or arrangement with or relating to Blackthorn or any of its partners, manager or service providers.

(b) (i) Each Material Contract to which any Company, any Company Subsidiary or Blackthorn is a party or by which its assets are bound is valid and binding on each other thereto, and is in full force and effect, (ii) such Company, Company Subsidiary or Blackthorn, as applicable, and, to the Knowledge of the Seller and Hanley, each other party thereto, has performed all material obligations required to be performed by it to date under each Material Contract; and (iii) none of the Companies, any Company Subsidiary or Blackthorn, nor, to the Knowledge of the Seller and Hanley, any other party thereto, has violated or defaulted in any material respect or terminated, nor has any Company, any Company Subsidiary or Blackthorn, nor any other party thereto, given or received notice of, any material violation or default or any termination under (nor, to the Knowledge of the Seller and Hanley, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation, default or termination under) any Material Contract. The Seller has provided, or made available, to Purchaser true and correct copies of each of the Material Contracts.

3.17 Insurance. Section 3.17 of the Seller Disclosure Schedule sets forth a true and complete list of all of the Insurance Policies of the Companies and each Company Subsidiary as of the date hereof (the “Insurance Policies”). Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. Each Company and each Company Subsidiary has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. Since December 31, 2007, no insurer under any Insurance Policy has cancelled or generally disclaimed liability under any such policy or, to the Knowledge of the Seller and Hanley, indicated any intent to do so or not to renew any such policy.

3.18 Intellectual Property.

(a) Section 3.18 of the Seller Disclosure Schedule sets forth as of the date hereof a true, complete and correct list of all Registered Intellectual Property owned by or filed in the name of the Seller, any Company, any Company Subsidiary or the Predecessor Company. To the Knowledge of the Seller and Hanley, the Registered Intellectual Property is valid, enforceable and subsisting (except with respect to applications).

(b) The Companies, the Company Subsidiaries and the Predecessor Companies have utilized the tradenames “Hanley,” “Hanley Group” and “HCG, in connection with the operation of the Businesses for a period of at least five (5) years. None of them has received any written notice within the past five (5) years from any third party that their use of the tradenames “Hanley,” “Hanley Group” and “HCG”, infringes or misappropriates the Intellectual Property Rights of any third party. The Seller, the Predecessor Companies and Hanley have transferred to HGC Trading all of the rights that they may have to the tradenames “Hanley,” “Hanley Group” and “HCG.”

(c) All Company Intellectual Property is free and clear of any Liens. Since January 1, 2007, none of the Seller, any Company, any Company Subsidiary or the Predecessor Company has transferred ownership of, in whole or in part, or granted an exclusive license to, any third party, of any Intellectual Property Rights that are, or were, material Company Intellectual Property.

(d) The Seller, each Company, each Company Subsidiary and each Predecessor Company has have taken all commercially reasonable steps to protect both (i) its trade secrets that it wishes to, or are required to, protect as confidential and (ii) any trade secrets of any third parties provided to such entity under a condition of confidentiality. Without limiting the foregoing, the Seller, each Company, each Company Subsidiary or the Predecessor Company has, and makes commercially reasonable efforts to enforce, a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement.

(e) There is not pending or, to the Knowledge of the Seller or Hanley, threatened any Proceeding before any Governmental Entity in any jurisdiction alleging that (i) any activities, services or the conduct of the Seller, any Company, any Company Subsidiary or the Predecessor Company infringes, violates or constitutes the unauthorized use or misappropriation of the Intellectual Property Rights of any third party, (ii) challenging the ownership, validity or enforceability of any Company Intellectual Property, or (iii) activities, services or conduct of a third party infringes, violates or misappropriates any Company Intellectual Property. None of the Seller, any Company or the Predecessor Company is bound by any order naming such entity which (i) restricts such entity’s right to use, license or transfer any Company Intellectual Property, (ii) restricts any conduct of the business of such entity which may infringe any third party’s Intellectual Property Rights, or (iii) compels or requires such entity to license or transfer any Company Intellectual Property. None of the Seller, Hanley, any Company, any Company Subsidiary or the Predecessor Company has received any written notice within the past two (2) years from any third party that the operation of the business of the Seller, any Company, any Company Subsidiary or the Predecessor Company, or any act, product or service of such entity, infringes or misappropriates the Intellectual Property Rights of any third party or constitutes unfair competition or trade practices under the Laws of any jurisdiction.

(f) None of the services or operations of any of the Seller, any Company, any Company Subsidiary or the Predecessor Company, including without limitation the development, licensing or distribution of its products and services, infringe upon, violate or constitute the unauthorized use of any Intellectual Property Rights owned by any third party or constitute unfair competition or trade practices under the Laws of any jurisdiction. To the Knowledge of the Seller or Hanley, within the past two (2) years, no third party is or has infringed upon, violated or misappropriated any material Company Intellectual Property.

(g) None of the Seller, any Company, any Company Subsidiary or the Predecessor Company has granted a license to any third party to Source Code that is material to the business of such entity without such party being bound by confidentiality restrictions, or (ii) has distributed or is required to distribute any Source Code that is material to the business of such entity free of charge pursuant to an open source license.

(h) Section 3.18 of the Seller Disclosure Schedule lists all Material Contracts, as of the date hereof, pursuant to which a third party has licensed to any of the Seller, any Company, any Company Subsidiary or the Predecessor Company any Intellectual Property Right that is material to the operation of the business of such entity, other than licenses for “shrink wrap” or other commercially available software or other technology (“In-Licenses”).

(i) Section 3.18 of the Seller Disclosure Schedule lists all Contracts, as of the date hereof, pursuant to which any of the Seller, any Company, any Company Subsidiary or the Predecessor Company has granted a third party any rights or licenses to any material Company Intellectual Property other than non-exclusive licenses granted in the ordinary course (“Out-Licenses”; together with the In-Licenses, the “IP Licenses”).

(j) Section 3.18 of the Seller Disclosure Schedule lists all Contracts, as of the date hereof, pursuant to which any of the Seller, any Company, any Company Subsidiary or the Predecessor Company has engaged, or entered into any agreement or arrangement with, a third party to develop or create any software or other technology or Intellectual Property Rights for such party, or for such party to create or develop any Company Intellectual Property.

(k) Except as set forth on Section 3.18 of the Seller Disclosure Schedule, the Seller, each Company, each Company Subsidiary or the Predecessor Company had a current policy to secure assignments from any third party who has developed or created any software or Intellectual Property Rights for such entity of all Intellectual Property Rights therein the that such entity does not already own by operation of law.

(l) Neither this Agreement nor the Transactions contemplated by this Agreement, including the change of control of the Companies and the Company Subsidiaries as a result of the Transactions, will result in any of the following occurring, which would not occur absent this Agreement or the Transactions contemplated hereby: (i) any of the Seller, any Company, any Company Subsidiary or the Predecessor Company granting to any third party any right to use any Company Intellectual Property, (ii) any of the Seller, any Company, any Company Subsidiary or the Predecessor Company being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses (it being understood and agreed that restrictions on the use of the licensed Intellectual Property Rights contained in the grant of any applicable In-Licenses are not deemed a restriction on the operation of the scope of the business), or (iii) any of the Seller, any Company, any Company Subsidiary or the Predecessor Company being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party.

(m) Any collection, acquisition, use, storage, transfer, distribution, or dissemination by the Seller, any Company, any Company Subsidiary or the Predecessor Company, of any personally identifiable information of any third parties has been in material compliance with all applicable Laws and such entity’s privacy policies (including those privacy policies, if any, relating to (i) the privacy of users of their products and services and all Internet websites owned, maintained or operated by the Seller, any Company, any Company Subsidiary or the Predecessor Company, and (ii) the collection, acquisition, use, storage, transfer, distribution or dissemination of any personally identifiable information collected by the Seller, any Company any Company Subsidiary or the Predecessor Company). To the Knowledge of the Seller and Hanley, no Person had gained unauthorized access, as a result of actions or failure to act by the Seller, any Company, any Company Subsidiary or the Predecessor Company, to any personally identifiable information of a third party, collected or held by, any of them.

3.19 Employee Benefit Plans.

(a) Section 3.19 of the Seller Disclosure Schedule sets forth a list of each of the following (copies of which have been delivered the Purchaser prior to the execution of this Agreement): (i) all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans” (as that term is defined in Section 3(3) of ERISA), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Company, any Company Subsidiary, any Predecessor Company or ERISA Affiliate (as defined below) thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “Benefit Plans”); (ii) all insurance contracts, annuity contracts and other funding vehicles relating to the Benefit Plans; (iii) all material agreements entered into with service providers in connection with the Benefit Plans; and (iv) summary plan descriptions, favorable Internal Revenue Service determination letters for each ERISA Plan intended to be qualified under Section 401(a) of the Internal Revenue Code and the most recently available Form 5500 annual reports, certified financial statement and actuarial reports for the Benefit Plans. Any of the Benefit Plans which is an “employee pension benefit plan” (as that term is defined in Section 3(2) of ERISA), is referred to herein as an “ERISA Plan.” Each ERISA Plan which is also a “defined benefit plan” (as defined in Section 414(j) of the Internal Revenue Code and Section 3(35) of ERISA) is referred to herein as a “Pension Plan.” No Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA. No Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Internal Revenue Code or is a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA. Since the date the foregoing documents were delivered or made available to the Purchaser, no amendments to any Benefit Plan have been made. Except as disclosed in Schedule 3.19, none of the Companies the Company Subsidiaries or any Predecessor Company maintains any unwritten Benefit Plans. None of the Companies, the Company Subsidiaries, the Predecessor Companies or any ERISA Affiliate is a party to a collective bargaining agreement. Section 3.19 of the Seller Disclosure Schedule discloses a complete and accurate list of (A) each ERISA Affiliate of any Company, any Company Subsidiary or any Predecessor Company, and (B) each ERISA Plan that has not been adopted by each ERISA Affiliate of any Company, any Company Subsidiary or any Predecessor Company that maintains a separate payroll.

(b) All Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, COBRA (as defined below) and any other applicable Laws, and each ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter (which may be a favorable determination issued to the sponsoring organization of a master, prototype or volume submitter plan) from the Internal Revenue Service, and none of the Seller, Hanley or the Companies is aware of any circumstances likely to result in revocation of any such favorable determination letter. None of the Companies, the Company Subsidiaries, any Predecessor Company nor any ERISA Affiliate has any liability to the Internal Revenue Service with respect to any Benefit Plan, including any liability imposed by Chapter 43 of the Internal Revenue Code, and none of the Companies, the Company Subsidiaries or any Predecessor Company has engaged in a transaction with respect to any Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject such Company to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

(c) None of the Companies, the Company Subsidiaries or any Predecessor Company nor any ERISA Affiliate has ever established or maintained, or otherwise been obligated to contribute to any Pension Plan.

(d) None of the Companies, the Company Subsidiaries or any Predecessor Company has any liability for retiree health and life benefits under any of the Benefit Plans other than health continuation coverage required by the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended and Sections 601 through 608 of ERISA (“COBRA”) or by any similar state Law, and there are no restrictions on the rights of any of the Companies, the Company Subsidiaries or any Predecessor Company to amend or terminate any such plan without incurring any liability thereunder. There is no pending or threatened complaint, claim (other than a routine claim for benefits submitted by participants or beneficiaries), proceeding, audit or investigation of any kind in or before any court, tribunal, or governmental agency with respect to any Benefit Plan.

(e) Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any of the Companies, the Company Subsidiaries or any Predecessor Company under any Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(f) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any of the Companies, the Company Subsidiaries or any Predecessor Company and their beneficiaries, have been fully reflected on the Financial Statements to the extent required by and in accordance with GAAP.

(g) No event has occurred or circumstance exists that could result in an increase in premium costs of insured or self-insured Benefit Plans that would have a Material Adverse Effect on the Companies. Levels of insurance reserves, trust funding and accrued liabilities with respect to all ERISA Benefit Plans (to which such reserves or liabilities do or should apply) are reasonable and sufficient to provide for all incurred but unreported claims and any retroactive or prospective premium adjustments.

3.20 Agreements and Transactions with Related Parties. Section 3.20 of the Seller Disclosure Schedule lists each Contract to which any Company, any Company Subsidiary or Blackthorn is a party with (i) the Seller, the Trust, the GRAT, any Predecessor Company, HGS or HGH; (ii) any manager, trustee, officer or director of the Seller, the Trust, the GRAT, any Company, any Company Subsidiary, Blackthorn or the Predecessor Company; (iii) any Affiliate of any officer or director of any of the Seller, the Trust, the GRAT, any Predecessor Company, HGS or HGH, or (iv) any member of the Family of any of the foregoing who is an individual or any Affiliates of such Family Member (any or all of the foregoing being herein referred to as “Related Parties”). No Family Member of Hanley is an employee of any Company or any Company Subsidiary.

3.21 No Brokers. None of the Companies nor any of its agents or representatives has engaged any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions.

ARTICLE IV

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SELLER,

HANLEY, THE TRUST AND THE GRAT

The Seller, Hanley, the Trust and the GRAT hereby jointly and severally represent and warrant to the Purchaser as follows:

4.1 Organization and Standing. The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Trust is a trust duly organized, validly existing and in good standing under the Laws of the State of Illinois. The GRAT is a trust duly organized, validly existing and in good standing under the Laws of the State of Illinois.

4.2 Authority. The Seller, the Trust and the GRAT each has full power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action of the Seller, the Trust and the GRAT. This Agreement represents a valid and binding agreement of the Seller, the Trust and the GRAT, enforceable against them in accordance with its terms.

4.3 No Violation. The execution, delivery and performance of this Agreement and the consummation by the Seller, the Trust and the GRAT of the Transactions, do not and will not (i) violate or conflict with the organizational documents of the Seller, the Trust or the GRAT, or (ii) assuming that the consents and approvals listed on the Section 3.4 of the Seller Disclosure Schedule are duly obtained, violate any Order or Law applicable to the Seller, the Trust or the GRAT, or any of their properties or assets, or violate the terms of any material Contract to which the Seller, the Trust or the GRAT is a party, or by which the Seller, the Trust or the GRAT or any of their properties are bound.

4.4 Consent and Approvals. No consent, approval or authorization of, or registration, qualification or filing with, any Governmental Entity is required to be obtained or made by the Seller, the Trust or the GRAT in connection with the execution, delivery or performance by the Seller, the Trust or the GRAT of this Agreement or the consummation by the Seller, the Trust or the GRAT of the Transactions.

4.5 Ownership of Interests. As of the date of this Agreement, the Seller owns those Interests specified on Section 3.5(a) of the Seller Disclosure Schedule, free and clear of all Liens, and, immediately prior to the Closing, the Seller shall own all of the Interests, free and clear of all Liens. At the Closing, the Seller shall convey good and marketable title to the Interests to the Purchaser, free and clear of all Liens. The Trust and the GRAT own a majority of the outstanding membership interests in the Seller, free and clear of all Liens. The remaining membership interests in the Seller are owned by Peter Beebe and Michael Ortiz.

4.6 Tax Status. None of the Seller, the Trust, the GRAT or any of their direct or indirect Beneficial Owners is a non-resident alien within the meaning of Section 8701(b)(1)(B) of the Internal Revenue Code.

4.7 No Brokers. The Seller, the Trust, the GRAT and their agents or representatives have not engaged any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions.

ARTICLE V

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF HANLEY

Hanley hereby represents and warrants to the Purchaser as follows:

5.1 Authority. Hanley has full power and authority to execute and deliver this Agreement and to consummate the Transactions. This Agreement has been authorized by all necessary action of Hanley and is a valid and binding agreement of Hanley, enforceable against Hanley in accordance with its terms.

5.2 No Violation. The execution, delivery and performance of this Agreement and the consummation by Hanley of the Transactions do not and will not violate any Order or Law applicable to the Hanley or any of his properties, or violate the terms of any material Contract to which Hanley is a party, or by which Hanley or any of his properties are bound.

5.3 Consent and Approvals. No consent, approval or authorization of, or registration, qualification or filing with, any Governmental Entity is required to be obtained or made by Hanley in connection with the execution, delivery or performance by Hanley of this Agreement or the consummation by Hanley of the Transactions.

5.4 Ownership of Interests. Hanley is the Beneficial Owner of at least a majority of the Interests in each of the Companies.

5.5 No Brokers. Hanley has not engaged any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller, the Trust, the GRAT, Hanley and the Companies as follows:

6.1 Organization and Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

6.2 Corporate Authority. The Purchaser has full power and authority to execute this Agreement and to consummate the Transactions. This Agreement has been authorized by all necessary action of the Purchaser and is a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms.

6.3 No Violation. The execution, delivery and performance of this Agreement and the consummation by the Purchaser of the Transactions, do not and will not (i) violate or conflict with the organizational documents of the Purchaser, and (ii) assuming that the consents and approvals referred to in Section 6.4 are duly obtained, violate any Order or Law applicable to the Purchaser or any of its properties, or violate the terms of any material Contract to which any of the Purchaser is a party, or by which any of its properties is bound.

6.4 Consent and Approvals. Except as set forth on Schedule 6.4, no consent, approval or authorization of, or registration, qualification or filing with, any Governmental Entity is required to be made by the Purchaser in connection with the execution, delivery or performance by the Purchaser of this Agreement or the consummation by the Purchaser of the Transactions.

6.5 Compliance with Credit Agreements. Except as set forth on Schedule 6.5, neither the Parent nor any of its Subsidiaries has violated or defaulted in any material respect, nor received notice of, any material violation or default under, any material credit or loan agreement to which the Parent or its Subsidiaries is a party.

6.6 No Brokers. Neither the Purchaser nor any of its agents or representatives has engaged any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions.

ARTICLE VII

COVENANTS

7.1 Forbearances of the Seller, the Companies and the Company Subsidiaries. During the period from the date hereof and until the Closing Date, none of the Seller, any Company or any Company Subsidiary shall, without the prior written consent of the Purchaser:

(a) operate its business other than in the usual, regular and ordinary course; or

(b) change the composition, nature or characteristics of the over the counter positions held by any Company or any Company Subsidiary so that they are materially different from the composition, nature or characteristics of such positions as of May 31, 2010;

(c) fail to use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; or

(d) fail to use commercially reasonable efforts to maintain its current employee relationships; or

(e) make any loan or other extension of credit to any Person other than the advancement of expenses in the ordinary course; or

(f) incur any additional debt obligation or other obligation for borrowed money in excess of $50,000; or

(g) impose, or suffer the imposition, on any of its assets of any Lien or permit any such Lien to exist (other than Liens in effect as of the date hereof that are disclosed in the Schedules to this Agreement); or

(h) repurchase, redeem, or otherwise acquire or exchange directly or indirectly, any membership interests, or any securities convertible into any membership interests, of any Company; or

(i) issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional equity interests, or any equity appreciation rights, or any option, warrant, conversion, or other right to acquire any such equity interests, or any security convertible into any equity interests; or

(j) adjust, split, combine, or reclassify any equity interests, or issue or authorize the issuance of any other securities in respect of or in substitution for any equity interests, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber (i) any equity interests or (ii) any asset other than in the ordinary course of business for reasonable and adequate consideration; or

(k) purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any Person, or otherwise acquire direct or indirect control over any Person; or

(l) commence any Proceedings other than in accordance with past practice or settle any Proceedings; or

(m) except in the ordinary course of business, modify, amend, or terminate any material Contract other than renewals without material adverse change of terms, or waive, release, compromise, or assign any material rights or claims; or

(n) make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity; or

(o) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity, or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, except pursuant to contracts or agreements in force at the date of this Agreement or in the ordinary course of business; or

(p) (i) enter into or amend any written employment, severance or similar agreements or arrangements with any of its managers, directors, executive officers, employees or independent contractors, or (ii) grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments); or

(q) make, declare or pay any dividend or make any other distribution in respect of the equity interests; or

(r) take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time on or before the Closing, (B) any of the conditions to the Transactions set forth in Article VIII not being satisfied or (C) a violation of any provision of this Agreement except, in each case, as may be required by applicable Law; or

(s) agree, commit to or enter into any agreement to take any of the actions prohibited by this Section 7.1.

7.2 Efforts. Subject to the terms and conditions of this Agreement, each party to this Agreement shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Transactions on the Closing and to otherwise enable consummation of the Transactions and shall cooperate fully with the other parties to that end.

7.3 Public Announcements. The parties shall consult with each other before issuing any press release or otherwise making any public statements or announcements with respect to the Transactions and shall not issue any such press release or make any such public statement before such consultation, except as may be required by applicable Law or stock exchange rules, in which case, the party desiring to make a public statement or disclosure shall consult with the other parties and permit them opportunity to review and comment on the proposed disclosure to the extent reasonably practicable under the circumstances.

7.4 Access; Information. Upon reasonable notice, the Seller and each Company shall afford the Purchaser and its officers, employees, counsel, accountants and other authorized representatives access, during normal business hours from the date of this Agreement until the Closing, to all of the books and records of the Seller and the Companies, and provide to the Purchaser all other information concerning the Seller and the Companies as the Purchaser may reasonably request, provided that no investigation pursuant to this Section 7.4 shall affect or be deemed to modify or waive any representation or warranty made hereunder or the conditions to the obligations of any party to consummate the Transactions.

7.5 No Solicitation.

(a) From and after the date of this Agreement and until the earlier of the termination of this Agreement or the Closing Date, the Companies, the Seller, Hanley, the Trust and the GRAT will not, and will not permit their respective Affiliates, representatives and agents to, directly or indirectly, (i) solicit, initiate, or encourage any Acquisition Proposals (as defined below); (ii) engage in discussions with third parties, or negotiations concerning, or provide any non-public information to any Person in connection with, any Acquisition Proposal; or (iii) agree to, approve, recommend or otherwise endorse or support any Acquisition Proposal.

(b) As used herein, the term “Acquisition Proposal” shall mean any proposal relating to a possible direct or indirect: (i) merger, consolidation or similar transaction involving the Seller, any Company or any Company Subsidiary; or (ii) sale, lease or other disposition, directly or indirectly, of any material portion of the assets of the Seller any Company or any Company Subsidiary; or (iii) issuance, sale, transfer or other disposition of any of the Interests or any other securities of the Seller any Company or any Company Subsidiary.

(c) It is understood and agreed that, without limitation of the obligations of the Companies, the Seller, Hanley, the Trust and the GRAT, any violation of this Section 7.5 by any representative or agent of any of them, whether or not such Person is purporting to act on behalf of any of them, shall be deemed to be a breach of this Section 7.5 by the Companies, the Seller, Hanley, the Trust and the GRAT. The Companies, the Seller, Hanley, the Trust and the GRAT agree that, as of the date hereof, the Companies, the Seller, Hanley, the Trust and the GRAT, their Affiliates and their respective directors, officers, employees, investment companies, attorneys, accountants and other representatives and agents, shall immediately cease and cause to be terminated any existing activities, discussions and negotiations with any third party (other than the Purchaser and its representatives) conducted heretofore with respect to any Acquisition Proposal.

7.6 Seller Releases. At the Closing, the Seller, Hanley, the Trust and the GRAT will, and will cause the Seller Affiliates to, execute and deliver releases in the form of Exhibit B to this Agreement (the “Seller Releases”).

7.7 Excluded Assets.

(a) The Seller and the Companies shall use commercially reasonable efforts to either: (i) sell the assets of the Companies listed on Schedule 7.7 to this Agreement (the “Excluded Assets”) or (ii) transfer the Excluded Assets to the Seller on or before the Closing.

(b) In the event that the Excluded Assets continue to be held of record by the Companies as of the Closing, the Companies will thereafter be deemed to hold the Excluded Assets for the benefit of the Seller subject to the following terms and conditions: (i) the Seller will continue to use commercially reasonable efforts to sell or transfer the Excluded Assets as promptly as practicable; (ii) the Companies will cooperate with the Seller in order to effectuate the sale or transfer of the Excluded Assets, including the execution and delivery of documents reasonably requested by the Seller for such purpose; (iii) the Seller will be required to pay all expenses related to the continued ownership of the Excluded Assets by the Companies and shall reimburse the Companies for all expenses and liabilities incurred by them in connection with the holding and transfer of the Excluded Assets; (iv) the Purchaser and the Companies shall have no obligation to take any actions with respect to the Excluded Assets, other than actions contemplated by this section or reasonably requested in writing by the Seller; and (v) the Purchaser and the Companies shall have no liability to the Seller or any other Person for any decrease in the value, or any forfeiture, lapse or expiration, of any of the Excluded Assets.

7.8 Use of Certain Software. The Seller and Hanley shall use commercially reasonable efforts, and shall cause HGS to use commercially reasonable efforts, to obtain the written consent of the owner of the Software described in Schedule 7.8 of this Agreement to consent to the use of such Software by Derivatives Division after the Closing, on terms that are reasonably acceptable to the Purchaser.

ARTICLE VIII

CLOSING

8.1 Conditions to Each Party’s Obligations to Effect the Transactions. The respective obligation of each party to consummate the Transactions is subject to the satisfaction or written waiver by such party of the following conditions:

(a) No Injunction. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which prohibits or otherwise makes illegal the consummation of the Transactions.

(b) No Investigation or Proceeding. No investigation, action, suit or proceeding by any Governmental Entity, and no action, suit or proceeding by any other Person, shall be pending on the Closing Date which challenges or might reasonably be expected to result in a challenge to, this Agreement or the Transactions, or which claims might reasonably be expected to give rise to a claim for damages in a material amount as a result of the consummation of the Transactions.

(c) Company Consents. The Seller and the Companies shall have obtained the consents and approvals of the Governmental Entities and third parties listed in Section 3.4 of the Seller Disclosure Schedule.

(d) Purchaser Consents. The Purchaser shall have received all consents and approvals of Governmental Entities and third parties listed on Schedule 6.4.

(e) Adjusted NAV Spreadsheet. The parties shall have prepared and agreed to the form and substance of the Adjusted NAV Spreadsheet as contemplated by Section 2.3(b).

8.2 Conditions to Obligations of the Seller, Hanley, the Trust and the GRAT. The obligation of the Seller, Hanley, the Trust and the GRAT to consummate the Transactions is subject to the satisfaction or written waiver of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing and the Seller shall have received a certificate, dated the Closing Date, signed on behalf of the Purchaser to such effect.

(b) Performance of Obligations of the Purchaser. The Purchaser shall have performed in all material respects all agreements, covenants and obligations required to be performed by it under this Agreement at or prior to the Closing, and the Seller shall have received a certificate, dated the Closing Date, signed on behalf of the Purchaser to such effect.

(c) Restricted Stock Option. The Parent shall have executed the restricted Stock Option.

(d) Guaranty. The Parent shall have executed a guaranty of payment and performance in the form of Exhibit C to this Agreement.

(e) Proceedings. All corporate and other proceedings to be taken by the Purchaser in connection with the Transactions and all documents incident thereto shall be reasonably satisfactory in form and substance to the Seller and its counsel.

8.3 Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the Transactions is also subject to the satisfaction or written waiver by the Purchaser of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Seller, the Trust, the GRAT, Hanley and the Companies, set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing; and the Purchaser shall have received a certificate, dated the Closing Date, signed on behalf of the Seller, the Trust, the GRAT, Hanley and the Companies to such effect.

(b) Performance of Obligations of the Companies, the Seller, Hanley, the Trust and the GRAT. The Companies, the Seller, Hanley, the Trust and the GRAT shall have performed in all material respects all agreements, covenants and obligations required to be performed by them under this Agreement at or prior to the Closing; and the Purchaser shall have received a certificate, dated the Closing Date, signed on behalf of each of them to such effect.

(c) Consents. The Purchaser shall have obtained all consents and approvals of all Governmental Entities and other third parties required to effectuate the Transactions, each of which shall have been obtained without the imposition of any terms or conditions deemed to be unacceptable to the Purchaser.

(d) Material Adverse Effect. Since the date of this Agreement, no event shall have occurred which could reasonably be expected to have a Material Adverse Effect on any of the Companies, the Company Subsidiaries or the Businesses.

(e) Employment Agreements. George Hanley, Peter Beebe and Michael Ortiz shall have entered into employment agreements with the Companies, in the form of Exhibits DS-1, D-2 and D-3 to this Agreement.

(f) Assignment of Rights as Managers. The Purchaser shall have been appointed as the sole manager of each Company and each Company Subsidiary (including TraderSource Series), effective as of the Closing Date.

(g) Seller Releases. The Seller, Hanley, the Trust, the GRAT and each of the persons listed on Schedule 8.3(g) shall have executed and delivered the Seller Releases.

(h) Evidence of Completion of Company Reorganization. The Seller shall have delivered to the Purchaser evidence that all relevant parties have executed and delivered all documents required to complete the reorganization of the Hanley Partnership, in form and substance reasonably requested by the Purchaser.

(i) Completion of Proceedings. All actions and proceedings to be taken by the Companies, the Seller, Hanley, the Trust and the GRAT in connection with the Transactions and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser and its counsel, and the Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

(j) Closing Documents. At or prior to Closing, the Purchaser and its counsel shall have received copies of the documents listed on Schedule 8.3(j).

ARTICLE IX

POST CLOSING COVENANTS

9.1 Covenant Against Unfair Competition.

(a) Non-Competition Covenant.

(i) Except as provided in Section 9.1(a)(ii), during the Restricted Period (as defined below), none of the Seller, Hanley, the Trust or the GRAT will (except for Hanley’s services to the Purchaser under his Employment Agreement), nor will allow any Seller Affiliate to, for his or its own account or jointly with another, directly or indirectly, for or on behalf of any individual, partnership, corporation or other legal entity, as principal, agent or otherwise: own, control, manage, be employed by, consult with, or otherwise participate in, within the Restricted Area (as hereinafter defined):

(1) a business acting as a market maker and dealer in exchange traded options and futures on soft commodities; or

(2) a business executing and trading derivatives on soft commodities in the over the counter market;

(3) a business which provides services which compete with the services currently offered by the Companies or the Company Subsidiaries; or

(4) a business that utilizes the tradename “Hanley” or “Hanley Capital” or “HGC” or any derivation thereof in connection with the conduct of its business;

(the activities described in this Section are referred to collectively as the “Restricted Business”).

(ii) The limitations under Section 9.1(a)(i) shall not apply to: (i) Hanley’s conduct of personal portfolio management activities for himself and members of his family and, following termination of Hanley’s employment by FCStone Trading LLC for any reason, his performance of asset management services for third parties; or (ii) any other activities of Hanley that are approved in writing by the Purchaser (in its sole discretion).

(b) Non-Solicitation Covenant. During the Restricted Period, none of the Seller, Hanley, the Trust or the GRAT will (except for Hanley’s services to the Purchaser under his Employment Agreement), nor will allow any Seller Affiliate to, for its or his own account or jointly with another, directly or indirectly, for or on behalf of any individual, partnership, corporation or other legal entity, as principal, agent or otherwise:

(i) solicit or induce, or in any manner attempt to solicit, any person employed by the Purchaser or any of its Subsidiaries (including the Companies and the Companies Subsidiaries) to leave such employment, whether or not such employment is pursuant to a written contract and whether or not such employment is at will, or hire any person who has been employed by the Purchaser or any of its Subsidiaries at any time during the six (6) month period preceding such hiring; or

(ii) solicit or induce, or in any manner attempt to solicit or induce, any Restricted Business from any Person who was a customer of the Purchaser or any of its Subsidiaries (including the Companies and the Companies Subsidiaries) or any of their Affiliates within the two years preceding such solicitation or inducement.

(c) Certain Definitions.

(i) “Restricted Period” will mean the period commencing on the Closing Date and ending on the fourth anniversary of the Closing Date.

(ii) “Restricted Area” will mean the United States of America and each other country in which any of the Companies or the Companies Subsidiaries has previously conducted or solicited business or in which the Derivatives Division hereafter conducts or solicits business during the Restricted Period.

(d) Certain Acknowledgements. The Seller, Hanley, the Trust and the GRAT recognize the importance of the covenants contained in this Section 9.1 and acknowledge that, in view of the consideration being paid by the Purchaser for the Interests and the nature of the activities of each Company, the restrictions imposed herein are: (i) reasonable as to scope, time and area; (ii) necessary for the protection of the legitimate business interests of the Purchaser and the Companies, including without limitation, their trade secrets, goodwill and relationships with customers and suppliers; and (iii) not unduly restrictive of the rights of Hanley as an individual. The Seller, Hanley, the Trust and the GRAT acknowledge and agree that the covenants contained in this Section 9.1 are essential elements of this Agreement and that but for these covenants, the Purchaser would not have agreed to enter into this Agreement. Such covenants shall be construed as agreements independent of any other provision of this Agreement. The existence of any claim or cause of action against the Purchaser by the Seller, Hanley, the Trust or the GRAT, whether predicated on the breach of this Agreement or otherwise, shall not constitute a defense to the enforcement by the Purchaser of the covenants contained in this Section 9.1.

(e) Right to Injunctive Relief. If the Seller commits a breach or threatens to commit a breach of any of the provisions of this Section 9.1, the Purchaser shall have the right and remedy, in addition to any others that may be available, at law or in equity, to have the provisions of this Section 9.1 specifically enforced by any court having equity jurisdiction, through injunctive or other relief (without any bond or security being required to be posted), it being acknowledged that any such breach or threatened breach will cause irreparable injury to the Purchaser, the amount of which will be difficult to determine, and that money damages will not provide an adequate remedy to the Purchaser.

(f) Modification of Covenants. If any covenant contained in this Section 9.1, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenants, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall have the power to reduce the duration, scope and/or area of such covenant and, in its reduced form, said covenant shall then be enforceable. If the Seller, Hanley, the Trust or the GRAT breach any of the covenants set forth in this Section 9.1, the running of the non-compete period described herein (but not the parties’ obligations) shall be tolled for so long as such breach continues.

9.2 Rights to Certain Software. In the event that the Seller and Hanley are unable to arrange for the Purchaser and the Derivatives Division to use the Software listed in Schedule 7.8 prior to the Closing, then the Seller and Hanley shall continue use (and to cause HGS to use) commercially reasonable efforts to obtain the written consent of the owner of such Software to the use of the Software by the Derivatives Division, on terms reasonably acceptable to the Purchaser.

9.3 Operation and Management of the Derivatives Division during the EBIT Calculation Period.

(a) During the EBIT Calculation Period, the Purchaser shall be entitled to manage and operate the Derivatives Division in such manner as the Purchaser deems to be appropriate in the exercise of its business judgment, subject to the requirements of this Section 9.3 and Section 9.4, provided that the Purchaser shall not take any action with respect to its management or operation of the Derivatives Division if one of the purposes of such action is to reduce the Adjusted EBIT and the amount of any Annual EBIT Payments or the Final EBIT Payment to be made to the Seller.

(b) During the EBIT Calculation Period, the Purchaser shall be entitled to reorganize the Derivatives Division in such manner as the Purchaser deems to be appropriate in the exercise of its business judgment, including the transfer of all or a part of the Derivatives Division to one or more of the Subsidiaries of the Parent, provided that: (i) the Purchaser shall not undertake any material reorganization without the prior consent of the Seller (which consent shall not be unreasonably withheld or delayed), and (ii) the Purchaser shall not undertake any such reorganization if one of the purposes of such reorganization is to reduce the Adjusted EBIT and the amount of any Annual EBIT Payments or the Final EBIT Payment to be made to the Seller. In the event that the Purchaser reorganizes the Derivatives Division, the Purchaser shall be obligated to account for the Adjusted EBIT of the Derivatives Division on a stand-alone basis as if the Derivatives Division had continued to be operated by the Purchaser.

(c) During the EBIT Calculation Period, in the event that the Parent or any of its Subsidiaries provide any services to the Derivatives Division, such services will be provided at substantially the same price and on substantially the same terms as the Parent and its Subsidiaries provides or would provide such services to unaffiliated third parties.

(d) During the EBIT Calculation Period, the Parent shall adopt a policy applicable to the Parent and all of its Subsidiaries pursuant to which all of the businesses of the Parent and its Subsidiaries, prior to entering into any transaction for any commodities option, future or derivative that is available through the Derivatives Division, shall provide the Derivatives Division with the opportunity on a “last look” basis to effect such transaction, and if such transaction is not effected through the Derivatives Division to subsequently provide the Derivatives Division with a detailed report of the transaction and the reasons why such transaction was not effected through the Derivatives Division.

(e) During the EBIT Calculation Period, the Purchaser shall establish a bonus program for the benefit of the members of management of the Derivatives Division and a bonus program for the benefit of the individuals acting as traders in the Derivatives Division. The bonus program for the members of management of the Derivatives Division will provide for an aggregate bonus pool equal to 7.5% of the Adjusted EBIT for each Year during the EBIT Calculation Period. The bonus program for the traders in the Derivatives Division will be consistent with the bonus program utilized by the Parent for is other trading businesses.

9.4 Financial Support for the Derivatives Division.

(a) During the EBIT Calculation Period, the Parent shall provide the Derivatives Division with (or allow the Derivatives Division to obtain) Capital on the terms and conditions set forth in this Section 9.4.

(b) For purposes of this Section, the term “Capital” shall mean the all of the following: (i) the Purchase Price, (ii) the equity of the FCStone Trading LLC as of the Closing Date; (iii) the equity contributions made by the Parent to any of the entities within the Derivatives Division during the EBIT Calculation Period (except to the extent that such contributions are utilized to support businesses that are not included in the Derivatives Division); (iv) any amounts borrowed (whether from the Parent or any other Person) by any of the entities within the Derivatives Division during the EBIT Calculation Period (except to the extent that such borrowings are utilized to support businesses that are not included in the Derivatives Division); and (v) any financing obtained by any of the entities within the Derivatives Division during the EBIT Calculation Period through capital leases.

(c) For purposes of this Section, the term “Cost of Capital” shall mean, with respect to Capital under subsections (b)(i), (ii) and (iii) above, the product of the amount of such Capital and the average rate of interest that accrues on the outstanding indebtedness of the Parent for the applicable measurement period, and, with respect to Capital under subsections (b)(iv) and (v) above, the actual rate of interest on such borrowings or financing.

(d) The Parent shall provide to the Derivatives Division (or allow the Derivatives Division to obtain) up to $50,000,000 of Capital upon the request of the Executive Committee of the Derivatives Division, provided that: (i) the request is supported by projections or other materials, in form and substance reasonably acceptable to the Parent, that the Capital can employed on in a manner that meets the criteria and requirements imposed by the Parent on its other businesses; (ii) the Parent has such Capital available; (iii) the employment of Hanley by FCStone Trading LLC has not been terminated by FCStone Trading LLC for Cause (as such term in defined in his Employment Agreement) or Hanley has not voluntarily terminated his employment with FCStone Trading LLC other than for Good Reason (as such term in defined in his Employment Agreement); or (iv) there has been a material breach of any covenant, representation or warranty in this Agreement by the Seller, Hanley, the Trust or the GRAT, which breach has resulted in a Loss of more than $500,000 by the Purchaser.

(e) The Parent may, at is sole discretion, provide (or allow the Derivatives Division to obtain) Capital in Excess of $50,000,000 upon the request of the Executive Committee of the Derivatives Division. In the event that the Parent provides (or the Derivatives Division obtains) Capital in Excess of $50,000,000, then the Cost of Capital for such Capital shall be deducted from the Adjusted EBIT.

9.5 Transfer of Assets and Rights. After the Closing, at the request of the Purchaser, the Seller, Hanley, the Trust and the GRAT shall, and shall cause their Affiliates, to execute and deliver assignments with respect to any assets or rights that constituted part of the Businesses conducted by the Seller, the Companies and the Predecessor Companies prior to July 1, 2010.

ARTICLE X

TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing upon the occurrence of any of the following events:

(a) by mutual written consent of the Purchaser and the Seller;

(b) by the Purchaser or the Seller, if any court or Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions or making the Transactions, in the sole discretion of the Purchaser, impracticable, and such Order, or other action shall have become final and nonappealable (or any such action has been threatened which could reasonably be expected to cause the occurrence of any of the foregoing);

(c) by the Purchaser, if any Proceedings with respect to any aspect of this Agreement or the Transactions is pending or threatened at the time of Closing;

(d) by the Seller, if there has been any material breach of any representation or warranty in this Agreement by the Purchaser, which breach cannot be or has not been cured within ten (10) days after the giving of written notice to the Purchaser, or if the Purchaser breaches in any material respect any covenant of the Purchaser contained in this Agreement and such breach cannot be or has not been cured within ten (10) days of the giving of written notice to the Purchaser;

(e) by the Purchaser, if there has been any material breach of any representation or warranty in this Agreement by the Companies, the Seller, Hanley or the Trust, which breach cannot be or has not been cured within ten (10) days after the giving of written notice to Seller, or if the Companies, the Seller, Hanley, the Trust or the GRAT breach in any material respect any covenant of the Companies, the Seller, Hanley, the Trust or the GRAT contained in this Agreement and such breach cannot be or has not been cured within ten (10) days of the giving of written notice to the Seller;

(f) by the Purchaser, in the event that there has been a change in the business, operations, financial condition, results of operations or business prospects of the Companies between May 31, 2010 and the Closing Date which has had a Material Adverse Effect on the Companies;

(g) by the Purchaser, if at any time after the date of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Stock Market, the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (ii) a material disruption in securities or banking settlement, payment or clearance services in the United States shall have occurred, (iii) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (iv) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis, or any change or development involving a prospective change in national or international political, financial or economic conditions, that, in the Purchaser’s judgment, is material and adverse and which, singly or together with any other event specified in this clause (iv), makes it, in the Purchaser’s judgment, impracticable or inadvisable to proceed with the Transactions on the terms and in the manner contemplated in this Agreement; or

(h) by either party, in the event that the Transactions shall not have been consummated by July 15, 2010, if the failure to consummate the Transactions on or before such date is not caused by any breach of this Agreement by the party electing to terminate pursuant to this Section 10.1(h).

10.2 Effect of Termination. In the event this Agreement is terminated pursuant to this Article X, the Transactions shall be abandoned and this Agreement shall become null and void and of no force and effect, without further action by any of the parties to this Agreement, except for the agreements contained in Section 7.3 and Article XII (which shall survive such termination). In addition, any termination of this Agreement pursuant to this Article X shall relieve the parties from any other liability with respect to this Agreement, provided that no party shall be relieved or released from any liability or damages arising from any fraud or intentional breach of this Agreement.

10.3 Termination Fees and Other Amounts Payable by the Parties upon Termination.

(a) In the event of the termination of this Agreement pursuant to Section 10.1(e), then, in consideration for the time, effort and expense incurred by the Purchaser in connection with the Transactions, the Companies, the Seller, Hanley, the Trust and the GRAT shall be jointly and severally obligated to pay the Purchaser an amount equal to all documented out-of-pocket expenses (including attorneys’ fees, advisors’ fees and travel expenses) incurred by the Purchaser in connection with this Agreement and the Transactions, up to a maximum of $200,000.

(b) In the event of the termination of this Agreement pursuant to Section 10.1(d), then, in consideration for the time, effort and expense incurred by the Companies, the Seller, Hanley, the Trust and the GRAT in connection with the Transactions, the Purchaser shall be obligated to pay the Seller an amount equal to all documented out-of-pocket expenses (including attorneys’ fees, advisors’ fees and travel expenses) incurred by the Seller, the Companies, Hanley, the Trust and the GRAT in connection with this Agreement and the Transactions, up to a maximum of $200,000.

(c) Any payment required to be made pursuant to this Section 10.3 shall be made to the party entitled to such payment not later than five (5) Business Days after the delivery of a notice of demand for such payment, provided that the payment of expenses shall be within five (5) Business Days after delivery of an itemization setting forth all expenses for which the claiming party entitled to reimbursement hereunder (with reasonable documentation thereof, as requested). All payments required to be made pursuant to this Section 10.3 shall be made by wire transfer of immediately available funds to an account designated by party entitled to such payment.

(d) Except with respect to any claim for fraud or intentional breach of this Agreement by a party, the right of the parties to receive the payment of the expenses pursuant to this Section 10.3 shall be the exclusive remedy of the parties as a result of breach of this Agreement by the other party, or the failure of the Transactions to be consummated upon termination of this Agreement.

ARTICLE XI

SURVIVAL AND INDEMNIFICATION

11.1 Reliance on and Survival of Representations and Warranties.

(a) All representations and warranties of the parties in this Agreement, and in any certificates, documents or other agreements delivered in connection with this Agreement shall be deemed to have been relied upon by the parties, notwithstanding any investigation heretofore or hereafter made by any party.

(b) Each of the representations and warranties set forth in this Agreement shall survive the Closing under this Agreement, but only for a period of thirty-six (36) months following the Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period), provided, that representations and warranties contained in Sections 3.1, 3.2, 3.5, 3.12, 4.1, 4.2, 4.5, and 5.1 shall terminate upon the expiration of the applicable statute of limitations for the substantive law matters set forth in such sections. Any claim for indemnification with respect to any of such matters which is not asserted by notice in the manner required by this Article XI within such specified period of survival may not be pursued and is hereby irrevocably waived after such time.

11.2 Indemnification.

(a) After the Closing, the Seller, Hanley, the Trust and the GRAT (for these purposes, the “Indemnifying Party”), except as otherwise provided in this Agreement, shall jointly and severally indemnify the Purchaser, the Companies, the Affiliates of the Purchaser and each of their officers, directors, employees, agents and representatives (for these purposes, collectively, the “Indemnitees”), and hold them harmless against any loss, liability, deficiency, fine, penalty damage or expense (including legal expenses and costs and including interest and penalties) (a “Loss”) which the Indemnitees may suffer, sustain or become subject to, as a result of or in connection with any of the following:

(i) a breach by the Companies, the Seller, Hanley, the Trust or the GRAT of any of their representations, warranties or covenants set forth in this Agreement or any other agreement contemplated hereby or any certificate executed or delivered in connection with the Closing of the Transactions contemplated hereby; or

(ii) any Liabilities of the Seller, any Company, any Company Subsidiary or any Predecessor Company as of June 30, 2010, other than Liabilities of the Companies and the Company Subsidiaries deducted in the calculation of Adjusted NAV under Section 2.3; or

(iii) any Liabilities of the Seller, any Company, and Company Subsidiary or any Predecessor Company arising between June 30, 2010 and the Closing Date, other than Liabilities of the Companies and the Company Subsidiaries deducted in the calculation of Adjusted NAV under Section 2.3 and Liabilities arising in the ordinary course of the Businesses that, in the aggregate, are not material; or

(iv) any Taxes payable by the Seller, any Company, any Company Subsidiary or any Predecessor Company with respect to the period prior to the Closing;

(v) any claims that may be asserted against any of the Indemnitees by any Person who was or claims to have been a partner or owner of any equity interests in the Companies, any Company Subsidiary, the Seller, Hanley Group, L.P. or any other Predecessor Company; or

(vi) any amounts payable by the Indemnitees on account of acts or omissions of the Seller, any Company, any Company Subsidiary, Hanley, the Trust, the GRAT or any Predecessor Company or any of their managers, officers, directors, employees or agents that occurred on or prior to June 30, 2010, other than Liabilities of the Companies and the Company Subsidiaries deducted in the calculation of Adjusted NAV under Section 2.3; or

(vii) any legal fees and expenses incurred in the defense of claims made by any third party on account of acts or omissions of the Seller, any Company, any Company Subsidiary, Hanley, the Trust, the GRAT or any Predecessor Company or any of their managers, officers, directors, employees or agents that occurred prior to the Closing.

(b) After the Closing, the Purchaser (for these purposes, the “Indemnifying Party”) shall indemnify the Seller, Hanley, the Trust and the GRAT (for these purposes, collectively, the “Indemnitees”), and hold them harmless against any Loss which any of them may suffer, sustain or become subject to, as a result of or in connection with any breach by the Purchaser of any representation, warranty or covenant set forth in this Agreement or any other agreement contemplated hereby or any certificates executed or delivered in connection with the Closing of the Transactions.

(c) Each Indemnitee shall notify the Indemnifying Party in writing within thirty (30) days following the discovery by such Indemnitee of any matter giving rise to an indemnification obligation of the Indemnifying Party pursuant to this Section 11.2 and shall indicate in such notification whether such Indemnitee is requesting indemnification with respect to such matter and the amount of indemnification initially anticipated (if the same is capable of estimation). The failure to give notice as required by this Section 11.2(c) in a timely fashion shall not result in a waiver of any right to indemnification hereunder, except to the extent that the Indemnifying Party is actually prejudiced as a result of such delay. In case any such action is brought against an Indemnitee, the Indemnifying Party shall be entitled to participate in and, unless in such Indemnitee’s reasonable judgment upon the advice of its counsel a conflict of interest between the Indemnifying Party and the Indemnitee actually exists in respect of such Loss, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, and after its assumption of the defense thereof, the Indemnifying Party shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation. Nothing herein shall limit the Indemnitee’s right to employ its own counsel at its own cost and expense. If in the Indemnitee’s reasonable judgment upon the advice of its counsel a conflict of interest exists requiring the Indemnitee to assume its own defense, upon written notice thereof by the Indemnitee to the Indemnifying Party stating the nature of such conflict of interest, the Indemnitee shall be entitled to assume its own defense with one separate counsel at the

Indemnifying Party’s expense in accordance with this Section 11.2. The Indemnifying Party shall not, without the consent of the affected Indemnitee, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnitee of an unconditional release from all liability in respect of such Loss or which requires action on the part of such Indemnitee or otherwise subjects the Indemnitee to any obligation or restriction to which it would not otherwise be subject.

(d) The Seller and Hanley shall not be required to indemnify the Indemnitees pursuant to Section 11.2(a)(i), unless and until the aggregate amount of all Losses incurred with respect to all claims pursuant to Section 11.2(a)(i) exceeds $100,000 (the “Indemnification Threshold Amount”), in which event the Seller and Hanley shall be responsible for only the amount of such Losses in excess of the Indemnification Threshold Amount. The Purchaser shall not be required to indemnify the Indemnitees pursuant to Section 11.2(b), unless and until the aggregate amount of all Losses incurred with respect to all claims pursuant to Section 11.2(b) exceeds the Indemnification Threshold Amount, in which event the Purchaser shall be responsible for only the amount of such Losses in excess of the Indemnification Threshold Amount. The cumulative indemnification obligation of (1) the Seller, Hanley, the Trust and the GRAT to the Purchaser and all of the Indemnitees affiliated with (or whose claims are permitted by virtue of their relationship with) the Purchaser or (2) the Purchaser to the Seller, Hanley, the trust and the GRAT and the Indemnitees affiliated with (or whose claims are permitted by virtue of their relationship with the) them, in each case for inaccuracies in or breaches of representations and warranties, shall in no event exceed the Purchase Price.

(e) Any indemnification payable in accordance with this Article XI shall be net of any amounts actually recovered (after deducting related costs and expenses) by any Indemnitee for Losses for which such indemnification payment is made under any insurance policy, warranty or indemnity from any person other than a party to this Agreement. Nothing in this Section shall be deemed to require any party to obtain nor maintain any insurance coverage.

(f) The indemnity provided for in this Article XI shall be the sole and exclusive monetary remedy of Indemnitees after the Closing for any inaccuracy of any representation or warranty or any breach of any pre-closing covenant contained in this Agreement; provided that nothing herein shall limit in any way any such party’s remedies in respect of fraud or willful breach by any other party in connection with the Transactions contemplated hereby. No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any consequential, special or punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof. For avoidance of doubt, the parties acknowledge and agree that the foregoing limitation shall not apply to consequential, special or punitive damages that are actually paid by an Indemnitee to a third party.

(g) If the amount with respect to which any claim is made under this Article XI gives rise to a quantifiable Tax Benefit to the Indemnitee that made the claim, such Indemnitee shall refund to the Indemnifying Party the amount of such Tax Benefit when, as and if actually realized. “Tax Benefit” means, with respect to any Indemnitee, an amount by which the Tax liability of such Indemnitee (or group of Affiliates including such Indemnitee) is actually reduced (including by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise), reduced by any increase in such party’s Tax liability as a result of its receipt of payment for the applicable indemnity claim (but in any case, not below zero).

(h) The Purchaser shall be entitled to deduct the amount of any Loss from any payments to be made by the Purchaser to the Seller under this Agreement. Any indemnification payment made by the Seller to the Purchaser, or any deduction of any Loss by the Purchaser pursuant to this Article XI against any amounts otherwise payable to the Seller under this Agreement, shall be deemed to be adjustments to the Purchase Price of the Interests.

ARTICLE XII

MISCELLANEOUS

12.1 Notices. Any notice or other communication under this Agreement shall be in writing and shall be delivered personally or sent by registered mail, return receipt requested, postage prepaid, or sent by prepaid overnight courier to the parties at the addresses set forth below (or at such other addresses as shall be specified by the parties by like notice).

If to the Purchaser:	FCStone Group, Inc. 1251 NW Briarcliff Parkway, Suite 800 Kansas City, MO 64116 Attn: David Bolte

with a copy to:	Shutts & Bowen LLP 201 South Biscayne Boulevard Suite 1500 Miami, Florida 33131 Attention: Alfred G. Smith, Esq.

If to the Seller, the Companies, Hanley or the Trust:	Hanley Group Capital, LLC 141 West Jackson Boulevard Suite 1880 Chicago, IL 60604 Attention: George P. Hanley

with a copy to:	Much Shelist 191 N. Wacker Drive Suite 1800 Chicago, IL 60606 Attention: David T. Brown

Such notices, demands, claims and other communications shall be deemed given when actually received or (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery, or (b) in the case of registered U.S. mail, five (5) days after deposit in the U.S. mail.

12.2 Entire Agreement. This Agreement and the schedules and exhibits hereto contain every obligation and understanding between the parties relating to the subject matter hereof and merge all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any representations, warranties, covenants, or other understandings, other than as expressly provided or referred to herein.

12.3 Assignment. This Agreement may not be assigned by any party without the prior written consent of all of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

12.4 Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof may be amended by the parties at any time. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

12.5 No Third Party Beneficiary. Except as provided in Article XI, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

12.6 Fees and Expenses. Except as provided in Section 10.3, Section 12.7 and Section 12.10, all fees and expenses incurred by each party in connection with this Agreement and the Transactions shall be paid by the party incurring such fees and expenses.

12.7 Payment of Transfer Taxes and Fees. All transfer, documentary, sales, use, stamp and registration Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transactions shall be payable by the Seller.

12.8 Specific Performance. The parties agree that each of them would suffer irreparable harm from any breach after the Closing by any other party of its obligations under this Agreement and that money damages may not be an adequate remedy for any such breach. In the event of an alleged or threatened breach after the Closing by any party of any of the provisions of this Agreement, the parties or their respective successors or assigns may, in addition to all other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions hereof.

12.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.10 Prevailing Party. In the event of any Proceedings between the parties with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party.

12.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

12.12 Recitals; Descriptive Headings: Interpretation. The Recitals to this Agreement are intended to be binding upon the parties hereto and constitute a substantive part of this Agreement. In contrast, the descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

12.13 Further Assurances. In case at any time before or after the Closing any further action is reasonably necessary to carry out the purposes of this Agreement or the Transactions contemplated by this Agreement, the parties shall take any such reasonably necessary action.

12.14 Disclosure Generally. Information disclosed on the face of any particular Section of the Seller Disclosure Schedule shall be deemed to be included in another Section of the Seller Disclosure Schedule if it readily apparent from the information disclosed that such information should be included in the other Section.

12.15 Advisors; Drafting. The parties to this Agreement agree that this Agreement was negotiated fairly between them at arm’s length and that the final terms of this Agreement are the product of the parties’ negotiations. Each party represents and warrants that it has sought and received experienced legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. Each party further represents and warrants that it has made its decision to enter into this Agreement based upon its own judgment and it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors as it has deemed necessary, and has not entered into this Agreement in reliance upon any view expressed by any other party to this Agreement or any affiliate of such a party or their counsel. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties on the grounds that the party or parties drafted or was more responsible for drafting the provisions.

12.16 Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the Laws of the State of New York without regard to any principles of conflicts of law that would give effect to the Laws of another jurisdiction.

12.17 CONSENT TO JURISDICTION. EACH OF THE PARTIES HEREBY CONSENTS TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN COOK COUNTY, STATE OF ILLINOIS, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO THIS AGREEMENT, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH PARTY IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.1. Nothing herein shall limit the right of any party to serve process in any other manner permitted by applicable Law.

12.18 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PURCHASER:

FCSTONE GROUP, INC.

By:	/s/ Paul G. Anderson
Name:	Paul G. Anderson
Title:	President

By:	/s/ William J. Dunaway
Name:	William J. Dunaway
Title:	Chief Financial Officer

SELLER:

HANLEY GROUP HOLDINGS, LLC d/b/a HANLEY GROUP CAPITAL

By:	/s/ George P. Hanley
Name:	George P. Hanley
Title:	Manager

COMPANIES:

HGC TRADING, LLC

By:	/s/ George P. Hanley
Name:	George P. Hanley
Title:	Manager

HGC ASSET MANAGEMENT, LLC

By:	/s/ George P. Hanley
Name:	George P. Hanley
Title:	Manager

HGC ADVISORY SERVICES, LLC

By:	/s/ George P. Hanley
Name:	George P. Hanley
Title:	Manager

HANLEY ALTERNATIVE TRADE GROUP, LLC

By:	/s/ George P. Hanley
Name:	George P. Hanley
Title:	Manager

HGC OFFICE SERVICES, LLC

By:	/s/ George P. Hanley
Name:	George P. Hanley
Title:	Manager

HANLEY:

/s/ George P. Hanley
GEORGE P. HANLEY

TRUST:

GEORGE P. HANLEY TRUST

By:	/s/ George P. Hanley
Name:	George P. Hanley
Title:	Trustee

GRAT:

GEORGE P. HANLEY GRAT

By:	/s/ Charlie Burgoon
Name:	Charlie Burgoon
Title:	Trustee

By:	/s/ Melissa Nyssen
Name:	Melissa Nyssen
Title:	Trustee